EXHIBIT 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

AVON PRODUCTS, INC.,

SD ACQUISITION LLC,

SILPADA DESIGNS, INC.,

THE STOCKHOLDERS OF SILPADA DESIGNS, INC.,

and

GERALD A. KELLY, JR.,

solely in his capacity as the Seller Representative

Dated as of July 9, 2010

4.22.	Intellectual Property.	47
4.23.	Information Technology.	50
4.24.	Absence of Undisclosed Liabilities.	51
4.25.	Bank Accounts.	51
4.26.	No Broker.	51
4.27.	No Other Representations or Warranties.	51
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLER STOCKHOLDERS		52
5.1.	Authorization and Effect of Agreement.	52
5.2.	Consents and Approvals; No Violations.	52
5.3.	Litigation.	53
5.4.	No Broker.	53
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE BUYER		53
6.1.	Organization and Good Standing.	53
6.2.	Authorization and Effect of Agreement.	53
6.3.	Consents and Approvals; No Violations.	54
6.4.	Litigation.	54
6.5.	Sufficiency of Funds.	54
6.6.	No Broker.	54
6.7.	No Other Representations or Warranties.	54
ARTICLE VII COVENANTS		55
7.1.	Commercially Reasonable Efforts.	55
7.2.	Access and Investigation.	55
7.3.	Required Consents and Approvals.	55
7.4.	Conduct of Business.	56
7.5.	Required Updates.	58
7.6.	Further Assurances.	58
7.7.	Restrictive Covenants.	59
7.8.	Use of Name.	60
7.9.	Director and Officer Indemnification.	60
7.10.	Confidentiality.	60
7.11.	Benefit Matters.	61
ARTICLE VIII TAX MATTERS		62
8.1.	Tax Indemnities.	62
8.2.	Preparation of Tax Returns; Payment of Taxes.	65
8.3.	Tax Cooperation and Exchange of Information.	65
8.4.	Conveyance Taxes.	66
8.5.	Contests.	66
8.6.	Audits for Pre-Closing Taxable Periods.	67
8.7.	Tax Covenants.	67
8.8.	RESERVED.	68
8.9.	Allocation of Purchase Price.	68
8.10.	Miscellaneous.	68
ARTICLE IX SURVIVAL; INDEMNIFICATION		69
9.1.	Survival of Representations and Warranties.	69

9.2.	Indemnification Obligations of the Seller.	69
9.3.	Indemnification Obligations of the Buyer.	70
9.4.	Indemnification Procedure.	71
9.5.	Calculation of Indemnity Payments.	73
9.6.	Tax Matters.	73
9.7.	Relation of Indemnity to Indemnity Escrow Amount.	73
9.8.	Indemnification Amounts; Limitations.	74
ARTICLE X SELLER REPRESENTATIVE		74
10.1.	Authorization of the Seller Representative.	74
10.2.	Compensation; Exculpation.	78
ARTICLE XI TERMINATION		79
11.1.	Termination Events.	79
11.2.	Effect of Termination.	80
ARTICLE XII MISCELLANEOUS PROVISIONS		80
12.1.	Notices.	80
12.2.	Expenses.	81
12.3.	Successors and Assigns.	81
12.4.	Extension; Waiver.	82
12.5.	Entire Agreement.	82
12.6.	Amendments, Supplements, Etc.	82
12.7.	Governing Law.	82
12.8.	Consent to Jurisdiction.	82
12.9.	Waiver of Jury Trial.	83
12.10.	Specific Performance.	83
12.11.	Prevailing Party.	83
12.12.	Execution in Counterparts.	83
12.13.	Conflict Waiver.	84
12.14.	Invalid Provisions.	84
12.15.	Press Releases and Public Announcements.	84
12.16.	Bulk Sales.	84
12.17.	Post-Closing Cooperation.	84

Attachments

Disclosure Schedule

Exhibits

Exhibit A	–	Form of Escrow Agreement
Exhibit B	–	Working Capital Schedule
Exhibit C	–	Form of Estimated Closing Schedule and Actual Closing Schedule
Exhibit D	–	Allocation of Purchase Price
Exhibit E	–	Form of Consent and Estoppel Certificate
Exhibit F	–	Form of Transaction Fees Statement and Letter
Exhibit G	–	Form of Seller Releases
Exhibit H	–	Form of Bill of Sale
Exhibit I	–	Form of Assignment and Assumption Agreement
Exhibit J	–	Form of Lease Assignment and Assumption Agreement
Exhibit K(1)	–	Form of Assignment of Copyrights
Exhibit K(2)	–	Form of Assignment of Intellectual Property Agreement
Exhibit K(3)	–	Form of Assignment of Trademarks
Exhibit K(4)	–	Form of Assignment of Domain Names

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (as it may be amended or supplemented from time to time in accordance with the terms hereof, this “Agreement”) is entered into as of July 9, 2010 by and among Avon Products, Inc., a New York corporation (the “Buyer Parent”), SD Acquisition LLC, a Delaware limited liability company and a wholly-owned Subsidiary of the Buyer (the “Buyer Sub” and collectively with the Buyer Parent, the “Buyer”), Silpada Designs, Inc., a Kansas corporation (the “Seller”), the Stockholders of the Seller named on the signature pages of this Agreement (each, a “Seller Stockholder” and collectively, the “Seller Stockholders”), and Gerald A. Kelly, Jr., solely in his capacity as representative of the Seller and the Seller Stockholders (the “Seller Representative”).

RECITALS

A. The Seller wishes to sell and assign to the Buyer Sub, and the Buyer Sub wishes to purchase and assume from the Seller, substantially all of the assets and liabilities of the Seller (as more fully described herein), on the terms and subject to the conditions set forth in this Agreement;

B. In accordance with applicable Law, (i) the board of directors of the Seller has deemed this Agreement and the transactions contemplated by this Agreement to be expedient and in the best interests of the Seller, and (ii) the Seller Stockholders have unanimously authorized this Agreement and the transactions contemplated by this Agreement; and

C. Contemporaneously with the execution and delivery of this Agreement, Avon Capital Corporation, a Delaware corporation and a wholly-owned Subsidiary of the Buyer Parent (the “Lenexa Buyer Sub”), Adaplis, L.L.C., a Kansas limited liability company and an Affiliate of the Seller (“Adaplis”), and Gerald A. Kelly, Jr., solely in his capacity as representative of Adaplis, have entered into a purchase and sale agreement (the “Lenexa Purchase Agreement”), pursuant to which Adaplis will sell, and the Lenexa Buyer Sub will purchase, the Lenexa Real Properties as of the Closing (as defined below) pursuant to the terms and conditions set forth in the Lenexa Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1. Definitions and Defined Terms. The following terms will have the following meanings in this Agreement:

“Actual Cash and Cash Equivalents Amount” has the meaning provided in Section 2.8(d)(iii).

“Actual Closing Schedule” has the meaning provided in Section 2.8(d).

“Actual Indebtedness Amount” has the meaning provided in Section 2.8(d)(ii).

“Actual Working Capital Amount” has the meaning provided in Section 2.8(d)(i), which amount will be calculated in the manner described on the Working Capital Schedule and in accordance with Section 2.8.

“Adaplis” has the meaning provided in the Recitals.

“Admin Escrow Amount” has the meaning provided in Section 2.6(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly owns or controls, is owned or controlled by or is under common ownership or control with that Person. The term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. Each Seller Stockholder is (and/or shall be deemed) an Affiliate of the Seller and each other Affiliate of the Seller until the Effective Time.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be reduced by an amount equal to the net amount of any Tax Benefit actually realized by the Tax Indemnitee or by the Indemnified Party (or any Affiliate of either) as a result of incurring such Losses, which Tax Benefit would not have arisen but for such Losses. The net amount of any Tax Benefit that results from incurring Losses shall be computed by: (i) taking into account only the Tax Benefits that actually result from the offset of such Losses against taxable income on the Tax Return for the Taxable Period during which such Losses are sustained or paid; (ii) taking into account the Tax effect on such Tax Return of any reduction in Tax basis in assets that results from the operation of Section 8.10(a) and (iii) if the parties agree that an indemnification payment cannot be treated as a purchase price adjustment pursuant to Section 8.10(a), then taking into account any Tax on any payments under Section 8.1, Section 9.2 or Section 9.3. A Tax Benefit will be treated as having been “actually realized” only if it actually reduces the Tax payable by the Tax Indemnitee or of the Indemnified Party (or any Affiliate of either) for the Taxable Period during which Losses are sustained or paid, rather than just creating or increasing a Tax loss carry-forward (or other Tax credit or benefit available for use in the future).

“Agreement” has the meaning provided in the Preamble.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement, the Assignment of Copyrights, the Assignment of Intellectual Property Agreement, the Assignment of Trademarks, the Assignment of Domain Names, the Escrow Agreement, the Lenexa Purchase Agreement and the Seller Releases.

“Anti-Corruption Laws” has the meaning provided in Section 4.6(c).

“Appointed Arbiter” means the Kansas City office of KPMG LLP or, if KPMG LLP is unable or unwilling to serve as such, another “big four” accounting firm (excluding PricewaterhouseCoopers) mutually agreed upon by the Buyer Parent and the Seller Representative. If the Buyer Parent and the Seller Representative are unable to mutually agree upon such a firm, then the American Arbitration Association shall select a firm of nationally recognized independent public accountants that shall have no conflict of interest with respect to either the Buyer Parent or the Seller to serve as the Appointed Arbiter.

“Assignment and Assumption Agreement” means the assignment and assumption agreement between the Seller and the Buyer Sub substantially in the form attached as Exhibit I.

“Assignment of Copyrights” means the assignment of Copyrights substantially in the form attached as Exhibit K(1).

“Assignment of Domain Names” means the assignment of domain names substantially in the form attached as Exhibit K(4).

“Assignment of Intellectual Property Agreement” means the assignment of the Intellectual Property substantially in the form attached as Exhibit K(2).

“Assignment of Trademarks” means the assignment of Trademarks substantially in the form attached as Exhibit K(3).

“Assumed Liabilities” has the meaning provided in Section 2.3.

“Average North American Excess” means (x) the sum of the North American Excess for calendar years 2012, 2013 and 2014, divided by (y) three.

“Benefit Plans” has the meaning provided in Section 4.20(b).

“Bill of Sale” means the bill of sale substantially in the form attached as Exhibit H.

“Business Day” means a day other than a Saturday, Sunday, a day on which commercial banks in the State of Kansas or New York are authorized or required by Law to close, or the day after Thanksgiving Day.

“Buyer” has the meaning provided in the Preamble.

“Buyer Agreements” means this Agreement and each Ancillary Agreement to which the Buyer Parent or the Buyer Sub is or is proposed to be a party.

“Buyer Indemnified Party” has the meaning provided in Section 9.2.

“Buyer Parent” has the meaning provided in the Preamble.

“Buyer Sub” has the meaning provided in the Preamble.

“Cash and Cash Equivalents” means, without duplication, (x) the amount of cash and bank deposits as reflected in bank statements and certificates of deposits less (i) amounts of unpaid checks, drafts and wire transfers issued on or prior to the time of determination, plus (ii) amounts of undeposited or uncredited checks, drafts, credit card receipts, customer credit card payments in transit to the Seller and wire transfers received or in transit prior to the time of determination, but solely to the extent not included in the Seller’s receivables in calculating Working Capital, plus (y) the fair market value, calculated as of the Closing Date in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, of all cash equivalents (including marketable securities and short term investments). For the avoidance of doubt, Cash and Cash Equivalents shall be calculated net of issued but uncleared checks and drafts, shall include checks and drafts deposited or received for deposit or credit for the accounts of the Seller or its Subsidiaries, shall be calculated net of overdrawn accounts and shall be calculated without duplication or omission of any items included in or excluded from (as the case may be) Working Capital that would otherwise be Cash and Cash Equivalents. Notwithstanding the foregoing, “Cash and Cash Equivalents” shall be deemed not to include the $1,911,344 paid in respect of the 2011 “SOAR” Sales Award Vacations for the U.S. and Canada, which shall be accounted for under Prepaid Expenses.

“Claim” means any and all cause of action, debt, liability, obligation, loss, damage, deficiency, assessment and penalty, together with any legal action, pending or threatened, claim and judgment of whatever kind and nature and any inquiry, investigation or request by any Governmental Authority, and any fee, cost, expense and disbursement (including reasonable attorneys’ and other legal fees, costs and expenses) relating to any of the foregoing.

“Closing” has the meaning provided in Section 3.1.

“Closing Cash Payment” has the meaning provided in Section 2.6(a).

“Closing Date” has the meaning provided in Section 3.1.

“Closing Employee Bonuses” means cash bonuses that the Seller may pay to certain Employees; provided that, if the Seller determines to pay such cash bonuses, such cash bonuses are paid (i) prior to the Closing and (ii) pursuant to and in accordance with the payments listed in Section 4.20(b) of the Disclosure Schedule.

“Code” means the Internal Revenue Code of 1986.

“Commonly Controlled Entity” has the meaning provided in Section 4.20(f).

“Company Agreements” means this Agreement and each Ancillary Agreement to which the Seller or any of its Subsidiaries is or is proposed to be a party.

“Company Assets” means all assets, rights and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, owned or leased by the Seller or any of its Subsidiaries.

“Company Guaranty” means any guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements or other similar agreements made by the Seller or any of its Subsidiaries in respect of the obligations of, or for the benefit of any obligee of, any Seller Stockholder or any Affiliate or Related Party of the Seller or any Seller Stockholder (excluding the Seller or any of its Subsidiaries).

“Company Product” has the meaning provided in Section 4.7(a).

“Company’s Knowledge” means the actual knowledge of a fact or other matter by one or more of Gerald A. Kelly, Jr., Bonnie C. Kelly, Teresa K. Walsh and Kevin Herdman, after (i) due inquiry of the officers, directors, members of management and heads of departments of the Seller and its Subsidiaries and (ii) due investigation of a fact, development, circumstance or other matter that reasonably warrants investigation.

“Confidentiality Agreement” means the letter agreement dated January 19, 2010 between the Buyer Parent and the Seller.

“Consent” means any consent, approval or authorization of, notice to, permit, or designation, registration, declaration or filing with, any Person.

“Contest” has the meaning provided in Section 8.5(b).

“Contract” means, whether written or oral, any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment, obligation or understanding to which a Person is a party or by which a Person or its assets or properties are bound.

“Copyright” means all published and unpublished works of authorship (including databases and other compilations of information, computer and electronic data processing programs, software, both source code and object code, flow charts, diagrams, descriptive texts and similar items), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Disclosure Schedule” has the meaning provided in Article IV.

“Dollars” and “$” means the lawful currency of the United States of America.

“Earnout Amount” has the meaning provided in Section 2.9(b).

“Earnout Payment” has the meaning provided in Section 2.9(a).

“Earnout Statement” has the meaning provided in Section 2.9(d).

“Earnout Statement Objection Notice” has the meaning provided in Section 2.9(e).

“EBITDA” means, for purposes of Section 2.9 and for any referenced fiscal period, the consolidated net income of the North American Business during the fiscal period determined in accordance with GAAP, plus (i) income taxes, depreciation and amortization during such period (expressed as a positive number), (ii) any overhead, financing charges or other general and administrative expense allocated to the North American Business (including any incremental costs resulting from transferring the Employees to the Buyer Parent’s 401(k) employee benefit) (expressed as a positive number) (it being understood and agreed that this addition shall not include charges or other costs and expenses relating to products or services provided by or on behalf of the Buyer or its Affiliates to the Seller at the Seller’s request), (iii) any one-time extraordinary or non-recurring items related to the North American Business (which may be positive or negative), (iv) interest income and interest expense during such period (which may be positive or negative), (v) any impact from purchase accounting (which may be positive or negative), and (vi) if recorded, any changes to the value of the potential Earnout Payment. For the avoidance of doubt, the Parties recognize that rent expense related to the Lenexa Real Properties historically recorded as an expense by the Seller will be eliminated to reflect the Lenexa Buyer Sub’s purchase of the Lenexa Real Properties for periods after the Closing.

“EBITDA Benchmark” has the meaning provided in Section 1.1(a) of the Disclosure Schedule.

“Effective Time” has the meaning provided in Section 3.1.

“Employee” means each person who is an officer or employee of the Seller or any of its Subsidiaries.

“Environmental Laws” has the meaning provided in Section 4.18(b).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means UMB Bank, N.A., a national banking association, and any successor holder of the Escrow Amount.

“Escrow Agreement” has the meaning provided in Section 2.6(c).

“Escrow Amount” has the meaning provided in Section 2.6(c).

“Estimated Closing Schedule” has the meaning provided in Section 2.7(a).

“Estimated Indebtedness Amount” has the meaning provided in Section 2.7(a)(ii).

“Estimated Working Capital Amount” has the meaning provided in Section 2.7(a)(i), which amount will be calculated in the manner described on the Working Capital Schedule and in accordance with Section 2.7.

“Excluded Assets” has the meaning provided in Section 2.2.

“Excluded Liabilities” has the meaning provided in Section 2.4.

“Extended Representations” means the representations and warranties of the Seller set forth in Section 4.11(d).

“FCPA” has the meaning provided in Section 4.6(c).

“Financial Statements” has the meaning provided in Section 4.11(a).

“Foreign Plan” means any Benefit Plan maintained outside of the United States primarily for the benefit of Personnel (including their dependents, spouses or beneficiaries) who work outside of the United States.

“Fundamental Representations” means the representations and warranties set forth in (i) with respect to the Seller, Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization and Effect of Agreement), Section 4.4(a) (Capitalization of the Seller), Section 4.10 (Assets Necessary to the Seller; Title) and Section 4.26 (No Broker), (ii) with respect to the Seller Stockholders, Section 5.1 (Authorization and Effect of Agreement) and Section 5.4 (No Broker), and (iii) with respect to the Buyer, Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization and Effect of Agreement) and Section 6.6 (No Broker).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau of any such government or any federal, state, local or foreign court, tribunal or arbitrator. “Governmental Authority” shall also be deemed to include any political party, any commercial or similar entity controlled or owned (whether partially or completely) by a Governmental Authority, including any state-owned and state-operated companies or enterprises, and any national securities exchange such as the New York Stock Exchange.

“Governmental Official” means an employee or official of any Governmental Authority or candidate for public office.

“Hazardous Substance” has the meaning provided in Section 4.18(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Immediate Family” means a child, stepchild, grandchild, parent, stepparent, grandparent, sibling or current or former spouse, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes any adoptive relationships.

“Indebtedness” means, without duplication of any amounts otherwise taken into account as a purchase price adjustment under this Agreement or the Lenexa Purchase Agreement, (a) all debt, liabilities for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments and other monetary obligations similar to the foregoing, whether direct or indirect, current or non-current; (b) all liabilities associated with leases required to be capitalized in accordance with GAAP, all liabilities for installment purchases (or the deferred purchase price) of property and all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject to the mortgage, pledge, security interest, lien, charge or other encumbrance, whether or not the liability secured by the mortgage, pledge, security interest, lien, charge or other encumbrance was assumed; (c) all guaranties, endorsements and other contingent obligations, whether direct or indirect, in respect of indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by the owner or otherwise; (d) obligations to reimburse issuers of any letters of credit, banker’s acceptance or similar credit transaction; (e) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product; (f) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions; (g) all accrued but unpaid interest (or interest equivalent) to the date of determination, related to any items of Indebtedness referred to in clauses (a) through (f); and (h) all fees, expenses, prepayment penalties, premiums and other amounts payable in connection with any redemption or prepayment of any item described in clauses (a) through (g).

“Indemnified Party” has the meanings provided in Section 9.4(a).

“Indemnifying Party” has the meaning provided in Section 9.4(a).

“Indemnity Escrow Account” has the meaning provided in Section 2.6(c)(ii).

“Indemnity Escrow Amount” has the meaning provided in Section 2.6(c)(ii).

“Insurance Policies” has the meaning provided in Section 4.15(a).

“Intellectual Property” means Trademarks, Patents, Copyrights, Trade Secrets and all other intellectual property, industrial or proprietary rights, all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media), and the rights to sue for and remedies against past, present and future infringements of, any or all of the foregoing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide.

“Intellectual Property Contracts” has the meaning provided in Section 4.22(b).

“Interim Balance Sheet” has the meaning provided in Section 4.11(a).

“Interim Financial Statements” has the meaning provided in Section 4.11(a).

“Intermediary” means an agent, sales or marketing agent, sales representative, commission agent, distributor, reseller, consultant or other representative or any other third party with whom the Seller or any of its Subsidiaries transacts business and is authorized to act in any way on the Seller’s or any of its Subsidiaries’ behalf.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all computers, computer software, embedded software, databases, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology and computer systems, equipment, and all associated documentation, used in the business of the Seller and its Subsidiaries.

“Joint Written Instructions” means joint written instructions delivered by the Seller Representative and the Buyer Parent to the Escrow Agent under the Escrow Agreement.

“Laws” means all federal, state, local or foreign laws, orders, writs, injunctions, decrees, ordinances, awards, stipulations, code, treaties, statutes, judicial or administrative doctrines or judgments, common law, rules or regulations enacted, promulgated, issued, enforced or entered by a Governmental Authority.

“Lease Assignment and Assumption Agreement” means the lease assignment and assumption agreement between the Seller and the Buyer Sub substantially in the form attached as Exhibit J.

“Leased Real Property” has the meaning provided in Section 4.17(b).

“Lenexa Buyer Sub” has the meaning provided in the Recitals.

“Lenexa Purchase Agreement” has the meaning provided in the Recitals.

“Lenexa Real Properties” means “Real Properties” as defined in the Lenexa Purchase Agreement.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Licensed Intellectual Property” means all Intellectual Property that is licensed under any of the Intellectual Property Contracts.

“Liens” means all title defects or objections, gaps in chain of title, mortgages, liens, claims, charges, pledges or other encumbrances of any nature, including licenses, leases, chattel or other mortgages, collateral security arrangements, title imperfections, defect or objection liens, security interests, conditional and installment sales agreements, easements, encroachments or restrictions, of any kind, and other title or interest retention arrangements, reservations or limitations of any nature.

“Losses” has the meaning provided in Section 9.2.

“Material Adverse Effect” means any change, circumstance or event that is materially adverse to the Seller and its Subsidiaries, taken as a whole, or the Company Assets, business,

operations or financial condition of the Seller and its Subsidiaries, taken as a whole; except that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect: (i) any change in the United States or foreign economies or securities or financial markets in general, (ii) any changes after the date of this Agreement in applicable Laws or accounting rules not uniquely relating to the Seller, and (iii) any outbreak of hostilities, acts of war or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war or terrorism or military actions existing or underway as of the date of this Agreement, provided, in each case (i), (ii) and (iii), that such change, circumstance or event does not disproportionately adversely affect the Seller and its Subsidiaries compared to other companies of similar size operating in the jewelry or direct sales industry.

“Material Contract” has the meaning provided in Section 4.14(a).

“Non-Transferred Asset” has the meaning provided in Section 2.5.

“North American Business” means the business of selling Company Products conducted by the Buyer Sub and its Subsidiaries after the Closing in the United States and its territories, Canada and Mexico. For the avoidance of doubt, “North American Business” does not include (i) the business of selling Company Products in the United States and its territories, Canada and Mexico for delivery outside of the United States and its territories, Canada and Mexico, (ii) any sales between the Buyer Sub and its Affiliates and (iii) any costs or expenses (including start-up costs and expenses) for any business outside of the United States and its territories, Canada or Mexico.

“North American Excess” means, for any calendar year, the actual EBITDA of the North American Business in such calendar year minus the EBITDA Benchmark for such calendar year.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, limited liability company agreement, partnership agreement, membership agreement, bylaws, operating agreement, trust agreement or related agreements or similar formation or governing documents and instruments.

“Outside Date” has the meaning provided in Section 11.1(a).

“Owned Intellectual Property” has the meaning provided in Section 4.22(a).

“Party” means a party to this Agreement.

“Patents” means all inventions and discoveries (whether or not reduced to practice), all improvements thereto, all patents (including utility and design patents, industrial designs and utility models), registrations, invention disclosures and applications therefor, including divisions, revisions, supplementary protection certificates, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reissues and re-examinations thereof.

“Payment Schedule” means the schedule on which the Seller sets forth its account and wire transfer information.

“Pension Plans” has the meaning provided in Section 4.20(b).

“Permits” means all permits, licenses, certifications, registrations, approvals, franchises, notices and authorizations issued or granted by any Governmental Authority that are used or held for use in, or necessary for, the business of the Seller or any of its Subsidiaries or that otherwise relate to the ownership, operation or other use of any Company Asset.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts that are not substantial and not yet due and payable and that secure an obligation of the Seller, (b) statutory Liens for Taxes and other governmental charges that are not due and payable and with respect to which appropriate reserves have been established in the Financial Statements, and (c) easements, rights-of-way, restrictions, covenants, agreements, declarations and other encumbrances affecting the title to Leased Real Property that either benefit or do not impair the ability of the Seller to lease and operate the Leased Real Property for its present purposes.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or other entity.

“Personnel” has the meaning provided in Section 4.12.

“Prepaid Expenses” means the expenses paid by the Seller prior to the Closing for goods or services which the Seller has not yet received as of the Closing, but will receive in the future, and which are capitalized under GAAP. For avoidance of doubt, (A) “Prepaid Expenses” does not include any of the following: (i) any expense for which the Seller has not expended cash for such goods or services, (ii) Transaction Fees or (iii) Prepaid Federal, State or Foreign Income Taxes, but (B) “Prepaid Expenses” does include the $1,911,344 the Seller has paid in advance for the 2011 “SOAR” Sales Award Vacations for the U.S. and Canada. Prepaid Expenses will be calculated in the manner described on the Working Capital Schedule.

“Principal Sales Representative” has the meaning provided in Section 1.1(b) of the Disclosure Schedule.

“Principal Supplier” has the meaning provided in Section 4.16(a).

“Post-Closing Purchase Price Adjustment” has the meaning provided in Section 2.8(a).

“Post-Closing Returns” has the meaning provided in Section 8.2(b).

“Proceedings” has the meaning provided in Section 4.9.

“Purchase Price” has the meaning provided in Section 2.6.

“Purchase Price Adjustment Escrow Amount” has the meaning provided in Section 2.6(c)(i).

“Real Property Leases” has the meaning provided in Section 4.17(b).

“Related Party” means, with respect to a Person, any of the following Persons: (i) any executive officer, director, trustee or employee of such Person (including any Immediate Family member of any such executive officer, director or employee of such Person); (ii) any Affiliate of such Person; (iii) any 10% or greater stockholder or equity holder of such Person (including any executive officer, director, trustee or employee of such stockholder or equity holder); (iv) any trust or other similar entity created or operating for the benefit of such Person or such Person’s Immediate Family or any trust beneficiaries or other similar beneficiaries (or Immediate Family of such beneficiaries) of such Person; or (v) or any Immediate Family member of such Person. For purposes of this Agreement, each Seller Stockholder will be deemed to be a Related Party with respect to any other Seller Stockholder and the Seller.

“Release” has the meaning provided in Section 4.18(d).

“Representative” of a Person means the directors, officers, employees, advisers, agents, consultants, accountants, counsel, investment bankers or other representatives of such Person.

“Seller” has the meaning provided in the Preamble, except that when used in Articles VII and IX, “Seller” shall be deemed to mean “Silpada Designs, Inc. and its Subsidiaries” or “Silpada Designs, Inc. or any of its Subsidiaries,” as the context may require.

“Seller Indemnified Party(ies)” has the meaning provided in Section 9.3.

“Seller Objection Notice” has the meaning provided in Section 2.8(e).

“Seller Releases” has the meaning provided in Section 3.2(a)(xiii).

“Seller Representative” has the meaning provided in the Preamble, and includes any successor appointed in accordance with this Agreement.

“Seller Stockholder Agreements” means this Agreement and each Ancillary Agreement to which any Seller Stockholder or the Seller Representative is or is proposed to be a party.

“Seller Stockholders” has the meaning provided in the Preamble.

“Shares” means all of the issued and outstanding capital stock of the Seller.

“Silpada International Holdings” means Silpada International Holdings, Inc., a Kansas corporation and a Subsidiary of the Seller.

“Software” means computer software programs, including all source code, object code, specifications, databases, web interfaces, designs and documentation related to these programs.

“Specified Indebtedness” means 50% of the difference as of the Effective Time between: (A) the sum of (i) liabilities for unredeemed consumer, customer or other gift certificates of the Seller and its Subsidiaries for which the Seller previously received cash; (ii) the pro rata portion (from January 1, 2010 through the Closing) of $450,000, representing the Seller’s estimated 2010 401(k) matching contribution and any discretionary contribution; (iii) the

Seller’s obligations, to the extent unpaid as of the Closing Date, with respect to the special bonuses awarded to certain Employees following the successful completion of the National Conference; (iv) the pro rata portion (from January 1, 2010 through the Closing) of $1.932 million, representing the estimated 2010 year-end bonuses; (v) $3.675 million, representing the estimated total costs for the 2011 “SOAR” Sales Award Vacations for the U.S. and Canada; and (vi) the pro rata portion (from January 1, 2010 through the Closing) of $1.2 million, representing the estimated total costs for the 2011 National Leadership Conferences for U.S. and Canada; minus (B) the Prepaid Expenses. Specified Indebtedness will be calculated in the manner described on the Working Capital Schedule.

“Straddle Period Tax” has the meaning provided in Section 8.1(b).

“Subsidiary” and “Subsidiaries” mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns more than 50% of the outstanding voting securities, equity securities, profits interest or capital or equity interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body, or (c) in the case of a limited partnership or limited liability company, is a limited partner, general partner or member holding more than 50% of the equity or voting interests in the partnership or company.

“Tax Benefit” means the Tax effect of any Tax Item which decreases Taxes paid or payable. For purposes of determining the amount and timing of any Tax Benefit, all other Tax Items available to the recipient of such Tax Benefit shall be taken into account before the Tax Item giving rise to such Tax Benefit is taken into account. For the avoidance of doubt, a Tax Benefit does not include a reduction in a Tax Indemnitee’s Tax liability resulting from a payment by the Indemnifying Party to a Taxing Authority to cover a Claim for Taxes.

“Tax Indemnitee” has the meaning provided in Section 8.1(a).

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Reserve” has the meaning provided in Section 4.21(c).

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement and other forms or documents (including all schedules, exhibits and other attachments) relating to and filed or required to be filed with a Taxing Authority in connection with any Taxes, including estimated Taxes, of the Seller or any of its Subsidiaries or with respect to any information regarding withholding or similar obligations of the Seller or any of its Subsidiaries.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion of another period, in the case of a Tax imposed with respect to such other period; e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.

“Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions, levies and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and also including value added, ad valorem, transfer, gains, franchise, escheat, unpaid property, withholding (including a tax imposed for a failure to withhold), payroll, employment, excise, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental, and property taxes, together with all interest, penalties and additions imposed with respect to such amounts (including taxes and penalties imposed for a failure to properly comply with any withholding or information reporting obligations). “Tax” means, as appropriate to the context in which it is used, both each and every separate type of Taxes and each portion of any particular type of Taxes.

“Taxing Authority” means any Governmental Authority exercising tax regulatory, enforcement, collection or other authority.

“Third Party Claim” has the meaning provided in Section 9.4(b).

“Trade Secrets” means trade secrets, confidential business and technical information and any other confidential information (including ideas, research and development, know-how, formulae, drawings, prototypes, models, designs, technology, compositions, manufacturing, production and other processes and techniques, schematics, technical data, engineering, production and other designs, drawings, engineering notebooks, industrial models, software and specifications, business methods, customer lists, representative lists and supplier lists, and any other information meeting the definition of a trade secret under the Uniform Trade Secrets Act or similar laws).

“Trademarks” means all trademarks, service marks, certification marks, collective marks, Internet domain names, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, d/b/a’s, brand names, business names, and any and every other form of trade identity and other indicia of origin, all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated therewith and symbolized thereby.

“Transaction Advisors” means the attorneys, accountants, investment bankers and other professionals and advisors of the Seller and/or the Seller Stockholders, including Lazard Middle Market LLC, Brian Connolly, Lathrop & Gage LLP, Hogan Lovells US LLP and Marks Nelson Vohland Campbell Radetic LLC.

“Transaction Fees” means the total amount set forth on the Transaction Fees Statement, which will be payable to the Transaction Advisors.

“Transaction Fees Statement” has the meaning provided in Section 3.2(a)(viii).

“Transferred Assets” has the meaning provided in Section 2.1.

“Transferred Cash” means Cash and Cash Equivalents (including cash balances in credit card clearing accounts), retained in the Transferred Subsidiaries or otherwise assigned or transferred to the Buyer Sub as of the Effective Time.

“Transferred Subsidiaries” means Silpada Designs Canada Company and Silpada Designs U.K. Ltd.

“Treasury Regulations” means the rules and regulations promulgated under the Code.

“U.S. Benefit Plan” has the meaning provided in Section 4.20(c).

“Unauthorized Code” means (a) any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of the program, and (b) any software routine or hardware component designed to permit unauthorized access to, or to disable, erase, or otherwise harm any computer, systems or Software.

“Welfare Plans” has the meaning provided in Section 4.20(b).

“Working Capital” has the meaning provided in the Working Capital Schedule. Any computation of the Working Capital shall be calculated in the manner described on the Working Capital Schedule and in Sections 2.7(a) and 2.8(d).

“Working Capital Schedule” means the schedule attached as Exhibit B.

“Working Capital Target” means $11,940,669, which amount was calculated in the manner described on the Working Capital Schedule.

1.2. Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it will have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender include the feminine and neutral genders and vice versa. The term “includes” or “including” mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “the date of this Agreement” and terms of similar import, unless the context otherwise requires, refer to the date set forth in the preamble of this Agreement. The word “will” will not be deemed to be a mere statement of future intention by the Party to whom it refers, but will instead be deemed to indicate a material obligation of such Party.

(c) Any reference in this Agreement to a number of days refers to calendar days unless Business Days are specified. Any action that must be taken under this Agreement on or by a day that is not a Business Day may be validly taken on or by the next day that is a Business Day.

(d) The Parties acknowledge that each Party to this Agreement and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, is not applicable to the construction or interpretation of this Agreement. Any controversy over construction of this Agreement will be decided without regard to events of authorship.

(e) Titles and headings to sections in this Agreement are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(f) All accounting terms used in this Agreement and not expressly defined in this Agreement will have the meanings given to them under GAAP.

(g) References to any statute, rule, standard, regulation or other law include a reference to (i) the corresponding rules and regulations and (ii) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time.

ARTICLE II

PURCHASE AND SALE

2.1. Purchase and Sale of the Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement and on the basis of and in reliance upon the representations, warranties, obligations and agreements set forth in this Agreement, upon the occurrence of the Closing as described in Article III and as of the Effective Time, the Seller will sell, transfer, convey, assign and deliver to the Buyer Sub, and the Buyer Sub (or one or more Affiliates of the Buyer Parent as the Buyer Parent may designate) will purchase from the Seller and Silpada International Holdings, all of the Seller’s and each Seller Stockholder’s right, title and interest in and to all of the assets, properties, rights and claims of the Seller and Silpada International Holdings, whether tangible or intangible (including the Intellectual Property, the IT Assets and the stock of the Transferred Subsidiaries), real, personal or mixed, except for the Excluded Assets (collectively, the “Transferred Assets”), free and clear of any Liens, except Permitted Liens.

2.2. Excluded Assets. Notwithstanding anything to the contrary in Section 2.1, the Buyer Sub shall not purchase, and the Seller and the Seller Stockholders shall retain (and there shall be excluded from the Transferred Assets), the following assets, properties, rights and claims of the Seller (collectively, the “Excluded Assets”):

(a) all Cash and Cash Equivalents as of the Effective Time, except Transferred Cash;

(b) the minute books, stock transfer records or other records related to the corporate organization of the Seller;

(c) all personnel records and other records that the Seller is required by law to retain in its possession (provided that the Seller will deliver copies thereof to the Buyer Sub at or prior to the Closing);

(d) all Contracts for investment banking or brokerage services in connection with this Agreement, any Ancillary Agreement and/or the transactions contemplated hereby or thereby;

(e) stock certificates representing all of the outstanding shares of capital stock or other equity interests of Silpada International Holdings (notwithstanding the foregoing, it being understood and agreed that (i) all of the outstanding shares of capital stock or other equity interests of any Subsidiary of the Seller other than Silpada International Holdings, and (ii) all assets of any Subsidiary of the Seller (including Silpada International Holdings), shall be Transferred Assets);

(f) all Tax assets (including duty and tax refunds and prepayments) of the Seller, any Seller Stockholder or any of their respective Affiliates;

(g) the Seller 401(k) Profit Sharing Plan;

(h) those Permits that are non-assignable or non-transferable;

(i) the Seller’s directors and officers’ insurance policy; and

(j) all rights of the Seller, the Seller Representative and the Seller Stockholders under this Agreement and the Ancillary Agreements.

2.3. Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, upon the occurrence of the Closing as described in Article III and as of the Effective Time, the Buyer Sub shall assume all the Liabilities of the Seller excluding the Excluded Liabilities (the “Assumed Liabilities”). The Buyer shall not assume or have any responsibility of any nature with respect to any Liability that is not an Assumed Liability, whether arising out of, relating to, or in connection with the Seller, the Transferred Assets or the Employees.

2.4. Excluded Liabilities. Notwithstanding anything to the contrary in Section 2.3, the Buyer Sub shall not assume, and the Seller shall retain (and there shall be excluded from the Assumed Liabilities), the following Liabilities of the Seller (collectively, the “Excluded Liabilities”):

(a) any and all Indebtedness as of the Effective Time (including any Company Guaranties), excluding (i) Specified Indebtedness, which shall be an Assumed Liability, and (ii) any Indebtedness the Buyer Sub agrees to assume and that is included in the Estimated

Indebtedness Amount and the Actual Indebtedness Amount, which shall be an Assumed Liability;

(b) any and all Liabilities arising out of, relating to, or in connection with Taxes of the Seller, any Seller Stockholder or any Affiliate or Related Party of the Seller or any Seller Stockholder;

(c) any and all Liabilities arising out of, relating to, or in connection with any Excluded Asset; and

(d) any and all Liabilities arising out of, relating to, or in connection with any of the Seller’s, the Seller Representative’s or any Seller Stockholder’s obligations under this Agreement and the Ancillary Agreements.

2.5. Non-Assignability. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, transfer, conveyance, assignment and delivery of any Contract, Permit or other asset, property, right or claim of the Seller that would be a Transferred Asset under Section 2.1 but for the fact that such sale, transfer, conveyance, assignment and delivery is prohibited by any applicable Law or would require the Consent of any Person other than any Party or any of their respective Affiliates or Related Parties that has not been obtained as of the Effective Time (each, a “Non-Transferred Asset”), this Agreement shall not constitute an agreement to effect such sale, transfer, conveyance, assignment and delivery if such action would constitute a breach or violation with respect to such Non-Transferred Asset unless and until the applicable Consent of such Person has been obtained; provided, that the foregoing shall not limit or affect the Seller’s and the Seller Stockholders’ representations and warranties in Articles IV and V or the conditions set forth in Section 3.3(a)-(b). To the extent that any required Consent is not obtained prior to the Effective Time, from and after the Effective Time: (i) the Parties shall cooperate and use commercially reasonable efforts to provide or cause to be provided to the Buyer Sub the benefits of each Non-Transferred Asset until the applicable Consent is obtained, (ii) the Parties shall cooperate and agree upon a reasonable and lawful arrangement designed to provide any such benefits to the Buyer Sub after the Effective Time (and the Seller shall hold in trust for and pay to the Buyer Sub promptly upon receipt thereof, all income, proceeds and other monies received by the Seller or any of its Affiliates in connection with such Non-Transferred Asset) and (iii) at the Buyer Sub’s request, the Seller shall use commercially reasonable efforts to enforce, for the account of the Buyer Sub, any rights of the Seller arising from such Non-Transferred Asset, including the rights to elect to terminate, to amend or to extend the terms in accordance with the terms thereof. Upon receipt of the applicable Consent for a Non-Transferred Asset, the Seller shall sell, transfer, convey, assign and deliver such Non-Transferred Asset to the Buyer Sub with no additional purchase price due therefore. In addition, following the Effective Time, the Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out this Section 2.5 and give effect to the transactions contemplated by this Section 2.5.

2.6. Purchase Price. In consideration of the sale to the Buyer Sub of the Transferred Assets and the other transactions contemplated under this Agreement, and provided that all of the conditions precedent to the obligations of the Buyer and the Seller set forth in Article III of this Agreement have been satisfied or waived before or at the Closing as described in Article III, the Buyer will pay or cause to be paid an aggregate purchase price (the “Purchase Price”) of (x) $627,000,000 in cash at the Closing in accordance with this Section 2.6, plus (y) any Earnout Amount to the Seller in accordance with Section 2.9, plus or minus (z) any adjustments in accordance with the terms of this Article II.

At the Closing, the Buyer will pay or cause to be paid the following amounts to or on behalf of the Seller and/or the Seller Stockholders:

(a) an aggregate of $627,000,000 in cash to the Seller, adjusted as follows (as adjusted in accordance with this Section 2.6(a), the “Closing Cash Payment”):

(i) minus the amount of the Transaction Fees set forth on the Transaction Fees Statement provided pursuant to Section 3.2(a)(viii),

(ii) plus or minus (as applicable) the amount of the Purchase Price adjustment for Working Capital calculated in accordance with Section 2.7(b)(i),

(iii) minus the amount of the Purchase Price adjustment for any Estimated Indebtedness Amount calculated in Section 2.7(b)(ii),

(iv) minus the Escrow Amount, and

(v) minus the Admin Escrow Amount;

as set forth on the Estimated Closing Schedule (which schedule the Seller will complete and deliver to the Buyer as described in Section 2.7(a));

(b) the Transaction Fees in cash to the Transaction Advisors on behalf of the Seller Stockholders and/or the Seller, in the amounts set forth on the Transaction Fees Statement provided pursuant to Section 3.2(a)(viii);

(c) $50,755,769 in cash (the “Escrow Amount”) to the Escrow Agent, which the Escrow Agent will hold in the following interest-bearing subaccounts and release to the Seller, or pay to the Buyer Parent, subject to the terms and conditions of the escrow agreement substantially in the form attached as Exhibit A (the “Escrow Agreement”):

(i) $2,525,000 in cash will be held in a subaccount to pay any Post-Closing Purchase Price Adjustment as provided in Section 2.8 (the “Purchase Price Adjustment Escrow Amount”); and

(ii) $48,230,769 in cash will be held in a subaccount (the “Indemnity Escrow Account”) to pay any indemnity Claim pursuant to Article VIII or Article IX (the “Indemnity Escrow Amount”); and

(d) $3,000,000 in cash (the “Admin Escrow Amount”) to an account designated by the Seller Representative, which the Seller Representative will hold to fund any actions taken on behalf of the Seller and/or the Seller Stockholders as Seller Representative and the unused portion of which the Seller Representative will release to the Seller and/or the Seller Stockholders at such time(s) as the Seller Representative deems appropriate.

2.7. Closing Estimated Payment Calculation.

(a) Estimated Closing Schedule. The Seller Representative and the Seller will prepare in good faith and deliver to the Buyer at least five (5) Business Days before the Closing Date, a schedule in the form attached as Exhibit C that sets forth the Seller’s reasonable estimated calculation, as of 11:59 p.m. Central Time on the Closing Date (the “Estimated Closing Schedule”), of the total amount of:

(i) Working Capital (the “Estimated Working Capital Amount”); and

(ii) any Specified Indebtedness and any other Indebtedness that the Buyer Sub has agreed to assume and that is not included in the Estimated Working Capital Amount (the “Estimated Indebtedness Amount”).

The Seller Representative and the Seller will prepare the Estimated Working Capital Amount and the Estimated Indebtedness Amount in accordance with this Section 2.7, Exhibits B and C and the methodologies (including with respect to application of GAAP, classification and estimation) used in the preparation of the Interim Balance Sheet, and deliver the Estimated Closing Schedule accompanied by a certification to such effect from the Seller Representative and an executive officer or director of the Seller. The Seller will provide reasonable documentation detailing the calculations and other information required to be included in the Estimated Closing Schedule and its components, together with such additional information as the Buyer may reasonably request.

(b) Closing Cash Payment Adjustment for Working Capital and Estimated Indebtedness Amount. The Purchase Price will be adjusted as follows:

(i) (A) Upward by the amount by which the Estimated Working Capital Amount exceeds the Working Capital Target, or (B) downward by the amount by which the Working Capital Target exceeds the Estimated Working Capital Amount; and

(ii) Downward by the amount of the Estimated Indebtedness Amount set forth on the Estimated Closing Schedule.

Any adjustment to the Purchase Price pursuant to this Section 2.7(b) will be added to or deducted from the Closing Cash Payment as provided in Section 2.6(a)(ii)-(iii).

2.8. Post-Closing Purchase Price Adjustment.

(a) The Purchase Price will be adjusted after the Closing in accordance with this Section 2.8 dollar for dollar:

(i) upward by the amount by which the Estimated Indebtedness Amount exceeds the Actual Indebtedness Amount (as determined in accordance with the provisions set forth below), or

(ii) downward by the amount by which the Actual Indebtedness Amount exceeds the Estimated Indebtedness Amount; and

(iii) upward by the amount by which the Actual Working Capital Amount (as determined in accordance with the provisions set forth below) exceeds the Estimated Working Capital Amount, or

(iv) downward by the amount by which the Estimated Working Capital Amount exceeds the Actual Working Capital Amount; and

(v) upward by the amount of the Actual Cash and Cash Equivalents Amount.

The “Post-Closing Purchase Price Adjustment” will be the net amount of the sum of the adjustments made pursuant to clauses (i) or (ii) (whichever applies) plus clauses (iii) or (iv) (whichever applies) plus clause (v).

(b) If the Post-Closing Purchase Price Adjustment results in the upward adjustment of the Purchase Price, no later than the fifth (5th) Business Day after the earliest of:

(i) if the Buyer has not received a Seller Objection Notice within the 30-day period after the Buyer gives the Seller Representative the Actual Closing Schedule, the expiration of such 30-day period, and

(ii) if the Buyer has received a Seller Objection Notice within such period, (A) the resolution by the Buyer and the Seller Representative of all differences regarding the Actual Closing Schedule and the Purchase Price adjustment amount, or (B) the receipt of the Appointed Arbiter determination as set forth in Section 2.8(g), then, (x) the Buyer will pay to the Seller in cash the amount of the upward adjustment; and (y) the Seller Representative and the Buyer will deliver Joint Written Instructions instructing the Escrow Agent to pay to the Seller the entire Purchase Price Adjustment Escrow Amount in immediately available funds within two (2) Business Days after receipt of the Joint Written Instructions.

(c) If the Post-Closing Purchase Price Adjustment results in the downward adjustment of the Purchase Price, no later than the fifth (5th) Business Day after the earliest of:

(i) if the Buyer has not received a Seller Objection Notice within the 30-day period after the Buyer gives the Seller Representative the Actual Closing Schedule, the expiration of such 30-day period, and

(ii) if the Buyer has received a Seller Objection Notice within such period, (A) the resolution by the Buyer and the Seller Representative of all differences regarding the Actual Closing Schedule and the Purchase Price adjustment amount, or (B) the receipt of the Appointed Arbiter determination as set forth in Section 2.8(g), the Seller Representative and the Buyer will deliver Joint Written Instructions to the Escrow Agent instructing the Escrow Agent to pay, in immediately available funds within two (2) Business Days after receipt of the Joint Written Instructions, from the Purchase Price Adjustment Escrow Amount:

(x) to the Buyer Parent (A) if the downward adjustment amount equals or is less than the Purchase Price Adjustment Escrow Amount, an amount equal to the downward adjustment in the Purchase Price, and (B) if the downward adjustment amount exceeds the Purchase Price Adjustment Escrow Amount, the Purchase Price Adjustment Escrow Amount; and

(y) if the downward adjustment amount is less than the Purchase Price Adjustment Escrow Amount, to the Seller from the Purchase Price Adjustment Escrow Amount the balance of the Purchase Price Adjustment Escrow Amount.

In addition, if the downward adjustment amount exceeds the Purchase Price Adjustment Escrow Amount, on the date that the Seller Representative and the Buyer deliver Joint Written Instructions to the Escrow Agent pursuant to the foregoing sentence, the Seller will pay (and if the Seller does not pay, the Seller Stockholders on a joint and several basis will pay) to the Buyer Parent by wire transfer of immediately available funds to the account designated by the Buyer Parent the amount by which the downward adjustment amount exceeds the Purchase Price Adjustment Escrow Amount.

(d) The Buyer will prepare in good faith and deliver to the Seller Representative within 60 calendar days after the Closing Date a schedule in the form attached as Exhibit C (the “Actual Closing Schedule”) that sets forth the Buyer’s reasonable calculation of the actual total amount of:

(i) Working Capital as of 11:59 p.m. Central Time on the Closing Date (the “Actual Working Capital Amount”); and

(ii) any Specified Indebtedness and any other Indebtedness as of 11:59 p.m. Central Time on the Closing Date that the Buyer Sub has agreed to assume and that is not included in the Actual Working Capital Amount (the “Actual Indebtedness Amount”); and

(iii) any Transferred Cash as of 11:59 p.m. Central Time on the Closing Date that is not included in the Actual Working Capital Amount (the “Actual Cash and Cash Equivalents Amount”).

The Buyer will prepare the Actual Indebtedness Amount, the Actual Working Capital Amount and the Actual Cash and Cash Equivalents Amount in accordance with this Section 2.8, Exhibits B and C and the methodologies (including with respect to application of GAAP, classification and estimation) used in the preparation of the Interim Balance Sheet, and deliver the Actual Closing Schedule accompanied by a certification to such effect from an executive officer of the Buyer Sub.

(e) The Seller Representative must give written notice (the “Seller Objection Notice”) to the Buyer specifying in reasonable detail the Seller Representative’s objections to any amount reflected on the Actual Closing Schedule within 30 calendar days after its receipt of the Actual Closing Schedule. Any item on the Actual Closing Schedule to which the Seller Representative does not timely object in a Seller Objection Notice will be deemed to be accepted by the Seller Representative; and any amounts included within the item will be deemed to be final, binding and conclusive. If the Seller Representative does not give a Seller Objection Notice within the 30-day period, then the Buyer’s determinations of the amounts on the Actual Closing Schedule will be final, binding and conclusive on the Parties.

(f) If the Seller Representative gives the Buyer a Seller Objection Notice within 30 calendar days after its receipt of the Actual Closing Schedule, then the Buyer and the Seller Representative will negotiate in good faith to resolve any disputed items concerning the Actual Closing Schedule for the 20 calendar days after the Buyer’s receipt of the Seller Objection Notice, and any such items (and any amounts included within such items) resolved during such negotiations will be final, binding and conclusive on the Parties.

(g) If the Buyer and the Seller Representative are unable to resolve all disputed items within the 20-day period set forth in Section 2.8(f), then the Buyer and the Seller Representative will submit only those items remaining in dispute for resolution to the Appointed Arbiter. The Buyer and the Seller Representative will, and will cause their respective accountants to, cooperate fully with the Appointed Arbiter to facilitate its resolution of the dispute, including by providing and explaining as requested the information, data and work papers used by each Party to prepare the Actual Closing Schedule and their interpretation of the dispute. The Appointed Arbiter will determine and report to the Buyer and the Seller Representative its determination on the remaining disputed items submitted for resolution (and only such remaining disputed items submitted for resolution) within 15 Business Days after the dispute is submitted to the Appointed Arbiter, and the Appointed Arbiter’s determination will be final, binding and conclusive on the Buyer and the Seller, except to correct manifest clerical or mathematical errors. The Buyer ( 1/2) and the Seller ( 1/2) will bear equally the fees, costs and expenses of the Appointed Arbiter.

(h) After delivery of the Actual Closing Schedule, the Buyer will provide the Seller Representative and its Representatives, and the Seller will provide the Buyer and its Representatives, reasonable access during normal business hours and without significant disruption to the business of the Buyer or the Seller (as applicable) (i) to the books and records in their possession or under their control containing information directly relevant to the Actual Closing Schedule, Estimated Closing Schedule or Seller Objection Notice (as applicable) and (ii) to the employees or other Representatives responsible for preparing the Actual Closing Schedule, Estimated Closing Schedule or Seller Objection Notice (as applicable). However, in no event will any Party be required to provide access to, or be deemed to have waived any privilege with respect to, any books, records or other information that it reasonably believes is privileged.

(i) No single item will be given duplicative effect when calculating the various adjustments to the Purchase Price under this Section 2.8.

2.9. Earnout.

(a) As part of the Purchase Price, the Buyer shall pay or cause to be paid to the Seller the Earnout Amount as determined in accordance with this Section 2.9 (the “Earnout Payment”), upon the later to occur of (x) thirty-one (31) days after the delivery by the Buyer Sub of the Earnout Statement pursuant to Section 2.9(d) or (y) ten (10) days following the resolution of all disputed matters properly included in an Earnout Statement Objection Notice in accordance with Section 2.9(e). The Earnout Payment shall be paid by wire transfer of immediately available funds pursuant to wire transfer instructions provided by the Seller to the Buyer Parent at least two Business Days prior to the date the Earnout Payment is required to be paid.

(b) The amount of the Earnout Payment (the “Earnout Amount”) shall be equal to the greater of (1) the product of (x) 2.26 times (y) the Average North American Excess, and (2) $0. For example, if the Average North American Excess is $25.0 million, the Earnout Amount would be $56.5 million (2.26 x $25.0 million).

(c) Within ninety (90) days following each of December 31, 2012 and December 31, 2013, the Buyer Sub shall prepare and deliver to the Buyer Parent and the Seller Representative a statement reflecting its good faith calculations of the EBITDA and the North American Excess for the preceding calendar year. The statement shall be prepared in accordance with this Agreement and GAAP and shall be accompanied by any financial statements of the North American Business used in calculating EBITDA, all of which shall be certified by the Chief Financial Officer (or officer of equivalent or similar position) of the Buyer Sub. The Buyer Parent and the Seller Representative may discuss the calculation of EBITDA and the North American Excess and make any mutually agreed changes, but the failure to do so shall not prejudice the rights of any Party pursuant to this Section 2.9.

(d) Within ninety (90) days after December 31, 2014, the Buyer Sub shall prepare and deliver to the Buyer Parent and the Seller Representative a statement (the “Earnout Statement”) setting forth its good faith calculation of the EBITDA and the North American Excess for the 2012, 2013 and 2014 calendar years (which, for the avoidance of doubt, may be different than those provided under Section 2.9(c)), the Average North American Excess and the Earnout Amount. The EBITDA and the North American Excess for the 2012, 2013 and 2014 calendar years shall be prepared in accordance with this Agreement and GAAP and shall be accompanied by any financial statements of the North American Business used in calculating EBITDA, all of which shall be certified by the Chief Financial Officer (or officer of equivalent or similar position) of the Buyer Sub.

(e) The Seller Representative must give written notice to the Buyer Parent, and the Buyer Parent must give written notice to the Seller Representative (each, an “Earnout Statement Objection Notice”), specifying in reasonable detail the Seller Representative’s or the Buyer Parent’s objections, as the case may be, to any amount reflected on the Earnout Statement within 30 calendar days after receipt of the Earnout Statement. Any item on the Earnout Statement to which the Seller Representative and the Buyer Parent do not timely object in an Earnout Statement Objection Notice will be deemed to be accepted by the Seller Representative and the Buyer Parent; and any amounts included within such item will be deemed to be final, binding and conclusive. If the Seller Representative and the Buyer Parent do not give an Earnout Statement Objection Notice within the 30-day period, then the Buyer Sub’s determinations of the amounts on the Earnout Statement will be final, binding and conclusive on the Parties.

(f) If the Seller Representative gives the Buyer Parent, or the Buyer Parent gives the Seller Representative, an Earnout Statement Objection Notice within 30 calendar days after receipt of the Earnout Statement, then the Buyer Parent and the Seller Representative will negotiate in good faith to resolve any disputed items concerning the Earnout Statement for the 20 calendar days after receipt of any Earnout Statement Objection Notice, and any such items (and any amounts included within such items) resolved during such negotiations will be final, binding and conclusive on the Parties.

(g) If the Buyer Parent and the Seller Representative are unable to resolve all disputed items within the 20-day period set forth in Section 2.9(f), then the Buyer Parent and the Seller Representative will submit only those items remaining in dispute for resolution to the Appointed Arbiter. The Buyer Parent and the Seller Representative will, and will cause their respective accountants to, cooperate fully with the Appointed Arbiter to facilitate its resolution of the dispute, including by providing and explaining as requested the information, data and work papers used by such Party to prepare the Earnout Statement, the Earnout Statement Objection Notice and their interpretation of the dispute. The Appointed Arbiter will determine and report to the Buyer Parent and the Seller Representative its determination on the remaining disputed items submitted for resolution (and only such remaining disputed items submitted for resolution) within 15 Business Days after the dispute is submitted to the Appointed Arbiter, and the Appointed Arbiter’s determination will be final, binding and conclusive on the Parties, except to correct manifest clerical or mathematical errors. The Buyer Parent ( 1/2) and the Seller ( 1/2) will bear equally the fees, costs and expenses of the Appointed Arbiter.

(h) After delivery of the Earnout Statement, the Buyer Sub will provide the Buyer Parent, the Seller Representative and their respective Representatives reasonable access during normal business hours and without significant disruption to the business of the Buyer Sub, the Buyer Parent or the Seller (as applicable) (i) to the books and records in their possession or under their control containing information directly relevant to the Earnout Statement or the Earnout Statement Objection Notice (as applicable) and (ii) to the employees or other Representatives responsible for preparing the Earnout Statement or the Earnout Statement

Objection Notice (as applicable). However, in no event will any Party be required to provide access to, or be deemed to have waived any privilege with respect to, any books, records or other information that it reasonably believes is privileged.

2.10. Imputed Interest. The Parties will treat the portion, if any, of any payment that is treated for federal income tax purposes as being paid to the Seller after the Closing Date as imputed interest to the extent required under Section 483 or Section 1274 of the Code.

ARTICLE III

CLOSING

3.1. The Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) will take place upon the terms and subject to the conditions of this Agreement, through the electronic transmission of signature pages and other required deliveries through the Buyer’s and the Seller’s respective counsels at 3:00 p.m. Central Time on the date that is five (5) Business Days after the delivery, satisfaction or waiver of the items and conditions set forth in this Article III (other than those items and conditions that by their nature are to be delivered or satisfied at the Closing, but subject to the delivery, satisfaction or waiver of those items or conditions), or at such other time and place and on such other date as the Buyer Parent and the Seller Representative agree in writing (the “Closing Date”). Upon occurrence of the Closing, the effective time of the purchase and sale described in Sections 2.1-2.4 will be 11:59 p.m. Central Time on the Closing Date (the “Effective Time”).

3.2. Deliveries at Closing.

(a) The Seller will deliver, or cause to be delivered, to the Buyer the following at the Closing (or at such other time as stated below):

(i) each Ancillary Agreement (other than the Lenexa Purchase Agreement) not specifically referred to in Section 3.2(a)(ii)-(xiii) below, duly executed by the Seller, the Seller Representative and/or the Seller Stockholders (as applicable);

(ii) the Payment Schedule, which will be delivered to the Buyer at least three (3) Business Days before the Closing Date;

(iii) a non-foreign affidavit from the Seller dated as of the Closing Date that conforms to the model certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);

(iv) the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent;

(v) a consent and estoppel certificate substantially in the form attached as Exhibit E from each landlord of the Company’s Leased Real Property (other than the Company’s Leased Real Property in Thailand, provided that the Company complies with Section 7.3(b) with respect to such property);

(vi) (A) the Assignment of Intellectual Property, executed by the Seller and Silpada International Holdings (and any other Subsidiaries as may be appropriate), and any and all other documents, agreements, certificates and other instruments as may be necessary to register any Intellectual Property in the name of the Buyer Sub or designee thereof, and (B) the Assignment of Trademarks, the Assignment of Copyrights and Assignment of Domain Names, executed by the Seller and Silpada International Holdings (and any other Subsidiaries as may be appropriate), and any and all other documents, agreements, certificates and other instruments as may be necessary to register the Trademarks and Copyrights constituting the Intellectual Property in the name of the Buyer Sub or designee thereof;

(vii) (A) the Consents set forth on Section 3.2(a)(vii) of the Disclosure Schedule, in form and substance reasonably acceptable to the Buyer, and such other material Consents of third Persons necessary for the consummation of the transactions contemplated under this Agreement and the Ancillary Agreements, in form and substance reasonably acceptable to the Buyer (it being understood and agreed that any Consent set forth on Section 4.3 of the Disclosure Schedule but not set forth on Section 3.2(a)(vii) of the Disclosure Schedule shall not be required to be delivered pursuant to this Section 3.2(a)(vii)), and (B) evidence, in form and substance reasonably acceptable to the Buyer, that all Liens (other than Permitted Liens) on the Transferred Assets have been removed;

(viii) a statement of the Transaction Fees (the “Transaction Fees Statement”), which statement will be delivered to the Buyer at least two (2) Business Days prior to the Closing, accompanied by letters, which letters will be delivered at the Closing, signed by each Transaction Advisor and substantially in the form attached as Exhibit F;

(ix) a reasonably current certificate of existence or good standing of the Seller issued by the Secretary of State of the State of Kansas;

(x) a copy of the articles of incorporation of the Seller, certified by the Secretary of State of the State of Kansas; a copy of the bylaws of the Seller, certified by the Seller’s Secretary; and a copy of all consents, resolutions or similar actions of (A) the Seller, certified by the Seller’s Secretary, and (B) each Seller Stockholder who is not a natural personal, certified by the respective Seller Stockholder, in each case (A) and (B) approving the transactions contemplated by this Agreement and the Ancillary Agreements;

(xi) payoff letters with respect to any Indebtedness (excluding any Indebtedness the Buyer Sub has agreed to assume) for borrowed money of the

Seller or its Subsidiaries in a form reasonably acceptable to the Buyer and its lenders;

(xii) a certificate executed by an executive officer of the Seller, dated the Closing Date, certifying to the fulfillment of the conditions in Sections 3.3(a) and 3.3(b); and

(xiii) releases in the form attached as Exhibit G (the “Seller Releases”), duly executed by each of the Seller and each Seller Stockholder.

(b) The Buyer will deliver, or cause to be delivered, to the Seller the following at the Closing:

(i) the Closing Cash Payment to the Seller in accordance with the wire transfer instructions set forth on the Payment Schedule;

(ii) the Escrow Amount to the Escrow Agent in accordance with its wire transfer instructions to the Buyer;

(iii) the Admin Escrow Amount to the Seller Representative in accordance with his wire transfer instructions to the Buyer;

(iv) the Transaction Fees to the Transaction Advisors on behalf of the Seller and/or the Seller Stockholders in accordance with the wire transfer instructions set forth on the Transaction Fees Statement;

(v) a certificate executed by the Buyer, dated the Closing Date, certifying to the fulfillment of the conditions in Sections 3.4(a) and 3.4(b);

(vi) a resale exemption certificate from the Buyer dated as of the Closing Date that conforms to the model certification set forth in Kansas Administration Regulation Section 92-19-25b(c); and

(vii) the Escrow Agreement and the other Ancillary Agreements (other than the Lenexa Purchase Agreement) executed by the Buyer Parent and/or the Buyer Sub (as applicable).

3.3. Conditions to the Buyer’s Obligation to Close. The Buyer’s obligation to purchase the Transferred Assets and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

(a) Each of the representations and warranties of the Seller contained in Article IV and of the Seller Stockholders contained in Article V: (i) that is a Fundamental Representation of the Seller or the Seller Stockholders shall be true and correct in all respects as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), and (ii) that is not a Fundamental Representation of the Seller or the Seller Stockholders shall be true and correct (in each case without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein) as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), with only such exceptions as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially impede or delay the ability of any Party to consummate the transactions under this Agreement.

(b) The Seller, the Seller Representative and the Seller Stockholders have performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by any Seller Stockholder, the Seller Representative or the Seller under this Agreement at or prior to the Closing Date, and the Seller has delivered all items required to be delivered at the Closing pursuant to Section 3.2(a).

(c) Since the date of this Agreement, there has not occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect.

(d) (i) All conditions to the obligations of the Lenexa Buyer Sub under the Lenexa Purchase Agreement shall have been satisfied or waived in accordance with the Lenexa Purchase Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), and (ii) the Lenexa Buyer Sub shall be prepared to close, and capable of closing, in accordance with the Lenexa Purchase Agreement simultaneous with the Closing under this Agreement.

3.4. Conditions to the Seller’s Obligation to Close. The Seller’s and the Seller Stockholders’ obligation to sell the Transferred Assets and to take the other actions required to be taken by the Seller and the Seller Stockholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller Representative, in whole or in part):

(a) Each of the representations and warranties of the Buyer contained in Article VI of this Agreement: (i) that is a Fundamental Representation of the Buyer shall be true and correct in all respects as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), and (ii) that is not a Fundamental Representation of the Buyer shall be true and correct (in each case without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein) as of the date hereof and as of the Closing as if made on and as of the Closing (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), with only such exceptions as would not reasonably be expected to materially impede or delay the ability of the Buyer to consummate the transactions under this Agreement.

(b) The Buyer has performed or complied with, in all material respects, all agreements and covenants required to be performed or complied with by the Buyer under this

Agreement on or prior to the Closing Date, and the Buyer has delivered all items required to be delivered at the Closing pursuant to Section 3.2(b).

(c) (i) All conditions to the obligations of Adaplis under the Lenexa Purchase Agreement shall have been satisfied or waived in accordance with the Lenexa Purchase Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), and (ii) Adaplis shall be prepared to close, and capable of closing, in accordance with the Lenexa Purchase Agreement simultaneous with the Closing under this Agreement.

3.5. Conditions to All Parties’ Obligations to Close. The Parties’ obligations to purchase and sell the Transferred Assets and to take the actions required to be taken by the Parties at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which (to the extent legally permitted) may be waived by the Parties, in whole or in part):

(a) The waiting period under the HSR Act shall have expired or been terminated.

(b) No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(c) There is no Proceeding pending by any Governmental Authority challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement.

(d) There is no Proceeding pending by any Governmental Authority relating to the compliance by any Seller Stockholder, the Seller or any of its Subsidiaries or any supplier or Intermediary of the Seller or any of its Subsidiaries, with any Anti-Corruption Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the date hereof, as of the Closing and as of the Effective Time as follows, except as otherwise disclosed to the Buyer in the corresponding section or subsection of the schedule delivered to the Buyer by the Seller in connection with the execution of this Agreement (with specific reference to the representations and warranties in this Agreement to which the information in the corresponding section or subsection of the schedule relates) (the “Disclosure Schedule”):

4.1. Organization and Good Standing. The Seller and each of its Subsidiaries is duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation and has all requisite power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. The Seller and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or organization and is in good standing in each jurisdiction in which the nature of the business conducted by it or the assets or properties owned or leased by it requires qualification, except where the failures to be so qualified would not be reasonably likely to have a Material Adverse Effect.

4.2. Authorization and Effect of Agreement. Each of the Seller and each of its Subsidiaries has all requisite right, power and authority to execute and deliver each Company Agreement and to perform its obligations under each Company Agreement and to consummate the transactions contemplated under each Company Agreement. The execution and delivery of each Company Agreement by the Seller and its Subsidiaries and the performance by the Seller and its Subsidiaries of their obligations under each Company Agreement and the consummation of the transactions contemplated under each Company Agreement have been duly and validly authorized by all requisite action, and no other action (corporate, shareholder or otherwise) is necessary to authorize the execution, delivery and performance by the Seller and its Subsidiaries of each Company Agreement or the consummation of the transactions contemplated under each Company Agreement. In accordance with applicable Law and the Seller’s Organizational Documents, the board of directors of the Seller has unanimously deemed this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements to be expedient and in the best interests of the Seller and has unanimously approved this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, and the Seller Stockholders have unanimously authorized and approved this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements. This Agreement and the Lenexa Purchase Agreement have been, and each other Company Agreement upon execution and delivery thereof will be, duly and validly executed and delivered by the Seller and its Subsidiaries, and this Agreement and the Lenexa Purchase Agreement constitute, and each other Company Agreement upon execution and delivery thereof will constitute, a legal, valid and binding obligation of the Seller and its Subsidiaries, enforceable against the Seller and its Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

4.3. Consents and Approvals; No Violations. Except as required under the HSR Act, no notice to or filing with, and no Permit or Consent of any Governmental Authority or any other Person is necessary or required to be obtained, made or given by the Seller or any of its Subsidiaries in connection with the execution and delivery of any of the Company Agreements, the performance by the Seller of its obligations under any of the Company Agreements and the consummation of the transactions contemplated by any of the Company Agreements. Neither the execution, delivery or performance of any of the Company Agreements nor the consummation of the transactions contemplated by any of the Company Agreements nor compliance by the Seller or its Subsidiaries with any of the provisions of any of the Company Agreements will (a) conflict with or result in any breach of any provision of any Organizational Documents of the Seller or any of its Subsidiaries, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under or result in the creation of any Lien on any of the assets or properties of the Seller or any of its

Subsidiaries, any of the terms, conditions or provisions of any Contract to which the Seller or any of its Subsidiaries is a party or any of their respective assets or properties may be subject or bound, (c) violate any Permit applicable to the Seller or any of its Subsidiaries or to which the Seller or any of its Subsidiaries or any of their respective assets or properties may be subject or bound or (d) violate any Laws applicable to the Seller or any of its Subsidiaries or any of their respective assets or properties.

4.4. Capitalization of the Seller; Subsidiaries.

(a) Section 4.4(a) of the Disclosure Schedule sets forth a complete and accurate (i) table of the authorized capital stock of the Seller, and the Persons that hold such capital stock of the Seller, in each case, (X) as of the date hereof, (Y) the Closing and (Z) the Effective Time, and (ii) a list of each Subsidiary of the Seller, together with its jurisdiction of organization and its authorized and outstanding capital stock or other equity interests. The Shares constitute all of the issued and outstanding shares of capital stock or other equity interests of the Seller. The Seller owns, directly or indirectly, all right, title and interest in and to the entire issued and outstanding stock and other equity interests of each of its Subsidiaries and has good and valid title to such issued and outstanding stock and other equity interests of each of its Subsidiaries, free and clear of all Liens. The Shares and the stock or other equity interests of each Subsidiary have been duly authorized and are validly issued, fully paid and non-assessable, were issued in compliance with all applicable Laws and have not been issued and were not issued in violation of any preemptive or other similar right.

(b) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any kind (absolute, contingent or otherwise), under which the Seller or any Subsidiary is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of the Seller or its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are (i) no outstanding or authorized stock appreciation, phantom stock, profit participation or other equity-based compensation or similar rights (other than stock options) with respect to the Seller or its Subsidiaries or the value or price of the stock or other equity interests of the Seller or its Subsidiaries, and (ii) no restrictions upon, or voting trusts, proxies or other agreements or understandings of any kind with respect to the voting, purchase, redemption, acquisition or transfer of, or the declaration or payment of any dividend or distribution on, the equity interests of the Seller or its Subsidiaries.

(c) The Seller and its Subsidiaries do not, directly or indirectly, own any capital stock or other equity interests of any Person (other than its Subsidiaries) and do not have any direct or indirect equity or ownership interest in any business, and are not members of or participants in any partnership, joint venture or similar Person. There are no outstanding contractual obligations of the Seller or its Subsidiaries to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.5. Permits. All Permits held by the Seller or its Subsidiaries are set forth in Section 4.5 of the Disclosure Schedule. The Seller and each of its Subsidiaries holds all Permits necessary for the ownership and lease of its properties and assets and the lawful conduct of its business under and pursuant to all applicable Laws. All material Permits have been legally obtained and maintained and are valid and in full force and effect. The Seller and each of its Subsidiaries is duly licensed, to the extent required, to conduct its business in all jurisdictions in which its business is being conducted and is in compliance in all material respects with all of the terms and conditions of such licenses. To the Company’s Knowledge, there has been no material change in the facts or circumstances reported or assumed in the application for or granting of any Permits. No material outstanding violations are or have been recorded in respect of any of the Permits. No Proceeding is pending or, to the Company’s Knowledge, threatened, to suspend, revoke, withdraw, modify or limit any material Permit, and, to the Company’s Knowledge, there is no fact, error or admission relevant to any material Permit that would permit the suspension, revocation, withdrawal, modification or limitation of, or result in the threatened suspension, revocation, withdrawal, modification or limitation of, or in the loss of any material Permit. No consent, approval or modification of any Governmental Authority is required for any material Permit to be valid and in full force and effect after the Closing. The Seller and its Subsidiaries are being and have been operated in compliance with all Permits, other than those violations that have not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

4.6. Compliance with Law; Anti-Corruption Laws.

(a) The Seller and its Subsidiaries are being and have been operated in compliance in all material respects with all applicable Laws. None of the Seller or any of its Affiliates has received any notice or Claim alleging any material violation under any applicable Law.

(b) (i) Each of the Seller’s and its Subsidiaries’ suppliers and Intermediaries is being and has been operated in compliance in all material respects with all applicable Laws; and (ii) none of those suppliers or Intermediaries has received any notice or Claim alleging any material violation under any applicable Law.

(c) Neither the Seller nor any of its Subsidiaries nor any director, officer or employee of the Seller or any of its Subsidiaries, nor any partner, supplier, Intermediary or other Person acting or purporting to act on behalf of the Seller or any of its Subsidiaries, has directly or indirectly paid, offered, given, promised to pay or authorized the payment of any money or anything of value to (i) any Governmental Official, (ii) any Person acting for or on behalf of any Governmental Official, or (iii) any other Person at the suggestion, request, direction or for the benefit of any of the above-described Persons to obtain, retain or direct business or to obtain special concessions or pay for favorable treatment for business secured or for special concessions already obtained. The Seller, its Subsidiaries and their respective directors, officers and employees, and their respective partners, suppliers and Intermediaries, have conducted their businesses in compliance in all material respects with the Foreign Corrupt Practices Act of 1977 (the “FCPA”), 15 U.S.C. § 78dd-2, and any other applicable Laws relating to bribery or corruption (the “Anti-Corruption Laws”), have retained complete and accurate books and records consistent with Section 4.8(b), and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. The Company Assets have not been, are not, and will not be derived from or commingled with proceeds of any activities that are proscribed by the FCPA and the Anti-Corruption Laws, and were not procured or obtained through any payments to or for the benefit of Governmental Officials or to any other Person, regardless of the form, whether in money, property or services, to obtain favorable treatment in obtaining, retaining or directing business or to obtain special concessions or to pay for favorable treatment for business secured or for special concessions already obtained. None of the Seller Stockholders, directors, officers and employees of the Seller or of any of its Subsidiaries, Intermediaries or suppliers is or was during any time in which such individual was associated with, or provided services to, the Seller Stockholders or the Seller or any of its Subsidiaries, a Governmental Official. There are no family or other relationships between (A) the Seller Stockholders (or Affiliates of the Seller Stockholders), directors, officers and employees of the Seller or any of its Subsidiaries, suppliers or Intermediaries, on the one hand, and (B) any Governmental Official, on the other hand.

(d) The Seller and its Subsidiaries have complied and are in compliance in all material respects with all anti-pyramid scheme Laws, and neither the Seller nor any of its Subsidiaries has received any written notice from any Governmental Authority or written communications from any Person alleging that the business of the Seller or any of its Subsidiaries has been or is being conducted or maintained in violation of any anti-pyramid scheme Law.

(e) Any breach of any of the representations in Section 4.6(b), (c) or (d) detected after the date of this Agreement, whether or not knowing or intentional, shall constitute a material breach of this Agreement if such breach (i) results or is reasonably likely to result in a material Liability to the Seller or any of its Subsidiaries or in respect of the transactions contemplated by this Agreement or (ii) materially impairs or is reasonably likely to materially impair the benefits expected to be realized by the Buyer as a result of the transactions contemplated by this Agreement.

4.7. Regulatory Compliance; Company Products.

(a) All products that have been or are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed by the Seller or any of its Subsidiaries (each such product, a “Company Product”) have been and are being tested, developed, labeled, stored, promoted, distributed, manufactured, sold and/or marketed in compliance with, in all material respects, with all product specifications, all express and implied warranties and all requirements under applicable Law. Each of the Seller and each of its Subsidiaries has no material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Company Product. The Seller, its Subsidiaries and their respective suppliers have not committed any act or failed to commit any act, which would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability, product defect or liability for breach of warranty in excess of $50,000 (whether covered by insurance or not) on the part of the Seller or its Subsidiaries with respect to any Company Product.

(b) None of the Seller, its Subsidiaries or their respective suppliers has voluntarily made, or been required by any Governmental Authority to make, any recall of, or suspend or discontinue, any Company Product. To the Company’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Proceeding with respect to a recall, suspension or discontinuance of any the Company Product.

(c) Since December 31, 2007, there have been no inspections, inspection reports or other written correspondence from any Governmental Authority that asserts or alleges that the operation of the Seller or any of its Subsidiaries is or was not or may not be in compliance with any applicable Laws or regulatory requirement.

(d) The Seller and its Subsidiaries are currently in compliance in all material respects with, and have been in compliance in all material respects with, all applicable Laws regarding its exports and imports, including the restrictions contained in the Commerce Department’s Export Administration Regulations, the Treasury Department’s Office of Foreign Asset Control Regulations, and the State Department’s International Traffic in Arms Regulations.

4.8. Books and Records.

(a) The Seller has made available to the Buyer complete and accurate copies, or the complete original, of the minute books and Organizational Documents of the Seller and each of its Subsidiaries. The minute books of the Seller and its Subsidiaries accurately reflect in all respects all actions taken at meetings, or by written consent in lieu of meetings, of the shareholders, members, board of directors (or other governing body) and all committees of the board of directors (or other governing body) of the Seller and its Subsidiaries. All corporate or other actions taken by the Seller and its Subsidiaries have been duly authorized, and no such actions taken by the Seller or its Subsidiaries have been taken in breach or violation of its Organizational Documents.

(b) The books and records of the Seller and its Subsidiaries are complete and accurate in all material respects, have been maintained in accordance with applicable Law and are sufficient to permit the Seller’s financial statements to be prepared in accordance with GAAP.

4.9. Litigation. As of the date hereof, there is no action, arbitration, hearing, proceeding, claim, demand, dispute, suit, opposition, challenge, grievance, charge, inquiry or investigation (whether civil, criminal, administrative or other, collectively, “Proceedings”) pending or, to the Company’s Knowledge, threatened, that questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with this Agreement or any Ancillary Agreement or that seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or any Ancillary Agreement. There are no (i) Proceedings pending or, to the Company’s Knowledge, threatened, that relate to the Seller or any of its Subsidiaries or the Company Assets or the Company Products; or (ii) outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to the Seller or any of its Subsidiaries or the Company Assets or the Company Products.

4.10. Assets Necessary to the Seller; Title. The Seller owns, leases or has the legal right to use the Company Assets, which constitute all the properties, assets and Contract rights necessary to the conduct and operation of the business of the Seller as currently conducted. The Seller has marketable title to, or a valid leasehold interest in, all the Company Assets (except Contract rights), in each case, including those assets reflected on the Interim Financial Statements, free and clear of all Liens, except Permitted Liens; upon the occurrence of the Closing and as of the Effective Time, the Seller will transfer such marketable title to, or valid leasehold interest in, the Transferred Assets to the Buyer Sub, free and clear of all Liens, except Permitted Liens. All tangible Company Assets material to the operations of the Seller are operating in the ordinary course of business, subject to normal maintenance and repair. Immediately following the Closing, none of the Seller, any Seller Stockholder nor any Affiliate or Related Party of the Seller or any Seller Stockholder will own, lease or otherwise hold any of the Company Assets.

4.11. Financial Statements.

(a) The Seller has delivered to the Buyer complete and accurate copies of the audited consolidated balance sheets, statements of income, statements of changes in stockholders’ equity and statements of cash flows for the Seller and its Subsidiaries as of and for each of the years ended December 31, 2009, December 31, 2008, December 31, 2007 and December 31, 2006 (collectively, the “Financial Statements”), and the unaudited balance sheet (the “Interim Balance Sheet”), statements of income, statements of changes in stockholders’ equity and statements of cash flows for the Seller and its Subsidiaries as of and for the five-month period ended May 31, 2010 (collectively, the “Interim Financial Statements”) and, in the case of the Financial Statements, the related opinions of Marks Nelson Vohland Campbell Radetic LLC, the independent accountants of the Seller.

(b) The balance sheets (including the related notes) included in the Financial Statements and the Interim Financial Statements fairly present in all material respects the financial position of the Seller and its Subsidiaries as of their respective dates, and the statements of income, statements of changes in stockholders’ equity and statements of cash flows (including the related notes) included in the Financial Statements and the Interim Financial Statements fairly present in all material respects the results of operations and cash flows of the Seller and its Subsidiaries as of and for the respective periods then ended. Each of the Financial Statements and Interim Financial Statements (i) has been prepared in accordance with GAAP (subject to, in the case of the Interim Financial Statements, the absence of footnotes and similar presentation items), consistently applied during the periods involved, and (ii) has been prepared in accordance with the books and records of the Seller consistent with past practice.

(c) There are no off balance sheet transactions, arrangements, obligations, or relationships attributable to the business of the Seller or its Subsidiaries or to which the Seller or its Subsidiaries is party that may have a material adverse effect on the financial condition, results of operations, liquidity or capital resources of the Seller and its Subsidiaries.

(d) To the Seller’s Knowledge, the Seller’s best good faith estimate of its total costs for (i) the 2010 401(k) matching contribution and any discretionary contribution for the calendar year ended December 31, 2010 is approximately $450,000; (ii) the 2010 year-end bonuses is approximately $1.932 million; (iii) the 2011 “SOAR” Sales Award Vacations for the U.S. is approximately $2.767 million and for Canada is approximately $908,000; and (iv) the 2011 National Leadership Conferences for the U.S. is approximately $1.0 million and for Canada is approximately $200,000, each of which estimates are reasonable.

4.12. Absence of Certain Changes. Since December 31, 2009: (a) the Seller and its Subsidiaries have been operated in the ordinary course of business consistent with past practice, (b) there has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, (c) the Seller and its Subsidiaries have not suffered the loss of service of any directors, Employees, consultants, independent contractors or agents (collectively, “Personnel”) who are material, individually or in the aggregate, to the operations or conduct of the Seller and its Subsidiaries, (d) there have been no cancellations or terminations, or threatened cancellations or terminations, by any material supplier, customer or contractor of the Seller or any of its Subsidiaries, and (e) there has been no material damage to or loss or theft of any of the material Company Assets.

4.13. Transactions with Related Parties. No Related Party of the Seller or any Seller Stockholder, either currently or at any time since December 31, 2009, (a) has or has had any interest in any property (real or personal, tangible or intangible) that the Seller or any of its Subsidiaries uses or has used in or pertaining to the business of the Seller or any of its Subsidiaries or (b) has or has had any business dealings or a financial interest in any transaction with the Seller or any of its Subsidiaries or involving any assets or property of the Seller or any of its Subsidiaries.

4.14. Contracts.

(a) Section 4.14(a) of the Disclosure Schedule lists each and every Contract (including all amendments and supplements thereto), whether written or oral, to which the Seller or any of its Subsidiaries is a party or is otherwise bound (i) involving amounts in excess of $100,000 annually or $250,000 over the life of the Contract, (ii) involving any material restrictions on the operations of the Seller or any of its Subsidiaries (which include any Contracts granting “most favored nation” status) or on the ability of the Seller or any of its Subsidiaries to compete in any business or geographic area or solicit the services or employment of any other Person, (iii) with any Affiliate of the Seller or any Related Party of the Seller or any Seller Stockholder, (iv) evidencing Indebtedness, (v) relating to any Proceeding or Claims under which there are outstanding obligations (including settlement agreements), (vi) involving any Principal Supplier or Principal Sales Representative, (vii) involving any partnership, joint venture or other similar agreement or arrangement with any Person, (viii) for the acquisition or sale, directly or indirectly (by merger or otherwise), of assets (whether tangible or intangible) or the business or securities of another Person containing an obligation to provide funds to, or make an investment in, any Person, or (ix) that are otherwise material to the Seller or any of its Subsidiaries, other than the Real Property Leases listed in Section 4.17(b) of the Disclosure Schedule, Benefit Plans listed in Section 4.20(b) of the Disclosure Schedule and Foreign Benefit Plans listed in Section 4.20(o) of the Disclosure Schedule (each such Contract described in clauses (i) through (ix) is referred to herein as a “Material Contract”).

(b) (i) Each Material Contract is legal, valid and binding against the Seller or its Subsidiaries, as the case may be, and to the Company’s Knowledge, against each other party thereto and is in full force and effect and enforceable in accordance with the express terms thereof, and (ii) neither the Seller, any of its Subsidiaries nor, to the Company’s Knowledge, any other party is in breach or default under any Material Contract, and no event has occurred that would constitute (with or without notice or lapse of time or both) a breach or default (or give rise to any right of termination, modification, cancellation or acceleration) or loss of any benefits under any Material Contract, except that certain of the Seller’s independent sales representatives (other than the Principal Sales Representatives) are in default and subject to termination under their representative Contracts with the Seller at any given time in the ordinary course of business. There are no material disputes pending or, to the Company’s Knowledge, threatened under any Material Contract.

(c) The Seller has provided to the Buyer access to complete and accurate copies of each Material Contract (or, in the case of independent sales representative Contracts, the standard forms), as amended through the date hereof, and there has been no material modification, waiver, breach or termination of any Material Contract (or the standard forms of such Material Contracts) or any material provision thereof. No modification, waiver, breach or termination of any Material Contract is contemplated, and no Material Contract is terminable or cancelable as a result of the consummation of the transactions contemplated by this Agreement.

(d) The Seller and its Affiliates are not restricted by any non-competition or non-solicitation agreements or any other agreements, understandings or arrangements that would restrict or hinder the operation or conduct of the business of the Seller and its Affiliates (or the use of its properties or assets) anywhere in the world or from expanding the business of the Seller and its Affiliates in any way or entering into any new businesses (other than this Agreement or pursuant to this Agreement).

4.15. Insurance.

(a) Section 4.15(a) of the Disclosure Schedule contains a complete and accurate list and an accurate summary (including the named insured, whether occurrence or claims made policy, premiums, coverage, deductibles and expiration dates, broker and carrier) of all insurance policies currently maintained or maintained during any of the past two (2) years relating to the Seller or its Subsidiaries (collectively, the “Insurance Policies”). The Seller has provided to the Buyer access to complete and accurate copies of all Insurance Policies together with all riders and amendments thereto. All premiums due on current Insurance Policies have been paid, and the Seller and its Subsidiaries have complied in all material respects with the provisions of the Insurance Policies. No Proceedings are pending or, to the Company’s Knowledge, threatened, or during the two (2) year period preceding the date of this Agreement were instituted or threatened, to revoke, cancel, limit or otherwise modify the Insurance Policies and no notice of cancellation of any Insurance Policy has been received. All Insurance Policies or renewals thereof are in full force and effect.

(b) Section 4.15(b) of the Disclosure Schedule sets forth a complete and accurate description of all Claims reported during the past two (2) years under any Insurance

Policy, including the identity of the claimant, the nature of the Claim, the resolution of the Claim, if any, any benefit or other amounts paid in respect of such Claim, and any failure to make payment of benefits or other amounts due or alleged to be due in connection with any such Claim.

4.16. Suppliers; Sales Representatives.

(a) Section 4.16(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) the 15 largest suppliers of the Seller and its Subsidiaries based on the consolidated cost of goods and services paid to such suppliers by the Seller and its Subsidiaries for the fiscal year ended December 31, 2009 (each, a “Principal Supplier”), and (ii) with respect to each Principal Supplier, the aggregate amounts paid by the Seller and its Subsidiaries to such Principal Supplier for the fiscal year ended December 31, 2009. To the Company’s Knowledge, (1) the business relationship of the Seller and its Subsidiaries with its Principal Suppliers is generally good and (2) no material disagreement exists between the Seller and its Subsidiaries, on the one hand, and any Principal Supplier, on the other hand. Except in the ordinary course of business, since December 31, 2007, no Person who would have been a “Principal Supplier” during any of the past three years (based on the consolidated cost of services of the Seller and its Subsidiaries for any of such three fiscal years) has canceled or otherwise terminated, or, to the Company’s Knowledge, has threatened to cancel or otherwise terminate, its relationship with the Seller or any of its Subsidiaries or has decreased, limited or otherwise modified, or threatened to decrease, limit or otherwise modify, the services, supplies or materials it provides to the Seller and its Subsidiaries. To the Company’s Knowledge, the transactions contemplated hereby will not materially and adversely affect the relationship of the Seller and its Subsidiaries with any Principal Supplier.

(b) Section 4.16(b) of the Disclosure Schedule sets forth a complete and accurate list of (i) the Principal Sales Representatives, and (ii) with respect to each Principal Sales Representative, the aggregate amounts paid by the Seller and its Subsidiaries to such Principal Sales Representative for the fiscal year ended December 31, 2009. To the Company’s Knowledge, (1) the business relationship of the Seller and its Subsidiaries with its Principal Sales Representatives is generally good and (2) no material disagreement exists between the Seller and its Subsidiaries, on the one hand, and any Principal Sales Representative, on the other hand. Since December 31, 2007, neither the Seller nor any of its Subsidiaries has received any notice from any Principal Sales Representative indicating an intention to, or has formed a belief that any such Principal Sales Representative intends to, (I) cease doing business with the Seller or its Subsidiaries or (II) change, in a manner materially adverse to the Seller, the relationship of such person with the Seller or its Subsidiaries. To the Company’s Knowledge, the transactions contemplated hereby will not materially and adversely affect the relationship of the Seller and its Subsidiaries with any Principal Sales Representative.

4.17. Real Property.

(a) The Seller and each of its Subsidiaries does not own and has never owned any real property.

(b) Section 4.17(b) of the Disclosure Schedule sets forth a complete and accurate list of all leases of real property, occupancy agreements or similar agreements (the “Real Property Leases”) under which the Seller or any of its Subsidiaries is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any third Person (the “Leased Real Property”), such list setting forth the location and landlord of each parcel of Leased Real Property. The Seller has provided to the Buyer access to complete and accurate copies of each Real Property Lease. With respect to the Real Property Leases, there exist no uncured defaults under the Real Property Leases by the Seller or any of its Subsidiaries, or, to the Company’s Knowledge, any third party, and neither the Seller nor any of its Subsidiaries has received or given written notice of any such defaults. Upon receipt of any Consents required with respect to the Real Property Leases as set forth in Section 4.3 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement and any Ancillary Agreement will not result in any default under any Real Property Lease, except that the Real Property Leases for the Lenexa Real Properties will be terminated in connection with the Closing. The Seller and its Subsidiaries hold leasehold estates in the Leased Real Property that is necessary for the conduct of business of the Seller, free and clear of any Liens (except Permitted Liens).

(c) There is no pending or, to the Company’s Knowledge, threatened condemnation (or similar Proceedings) of any part of the Leased Real Property.

(d) Neither the Seller nor any of its Subsidiaries has assigned its interests under any Real Property Lease to any third party.

(e) Neither the Seller nor any of its Subsidiaries has received written notice within the last two (2) years asserting that the utilities, access or parking for any parcel of Leased Real Property are inadequate for the current use and operation of such parcel, nor, to the Company’s Knowledge, does any fact or condition exist that could reasonably be expected to result in such utilities, access or parking for any parcel of Leased Real Property becoming inadequate for the current use and operation of such parcel. None of the Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects.

(f) To the Company’s Knowledge, there is no zoning, building code, occupancy restriction or other land-use regulation Proceeding or any proposed change in any applicable Law that could, individually or in the aggregate, materially adversely affect the Seller’s or any of its Subsidiaries’ use of the Leased Real Property.

(g) To the Company’s Knowledge, there are no defects, structural or otherwise, with respect to any of the Leased Real Property (or any improvements located thereon), that could reasonably be anticipated to have a material adverse impact on the Seller’s or any of its Subsidiaries’ use of the Leased Real Property.

4.18. Environmental.

(a) The Seller and each of its Subsidiaries is and has been in material compliance with all Environmental Laws applicable to the operations of the Seller and its Subsidiaries:

(i) no Hazardous Substances are present at (except in the ordinary course of the operations of the Seller and its Subsidiaries and in material compliance with all Environmental Laws) or have been Released by the Seller or any of its Subsidiaries or, to the Company’s Knowledge threatened to be Released by the Seller or any of its Subsidiaries from, onto or under, any of the Leased Real Property;

(ii) there are no circumstances or conditions involving the Seller, any of its Subsidiaries, their current or former operations, or any Company Product that could reasonably be expected to result in any material Losses to the Seller or any of its Subsidiaries arising under or relating to any Environmental Law or in any material restriction on the ownership, use or transfer of any of the Company Assets arising under or pursuant to any Environmental Law;

(iii) the Seller has not, nor have any of its Subsidiaries, received any notice, demand, letter, claim or request for information alleging any violation of or liability under any Environmental Law and is not subject to any order, decree, injunction or other arrangement with any Governmental Authority or any indemnity or other agreement with any third party relating to liability under any Environmental Law; and

(iv) the Seller has provided to the Buyer access to (A) copies of all material reports, memoranda and analyses in the custody or control of the Seller or any of its Subsidiaries, including “Phase I,” “Phase II,” “environmental assessment” and similar reports relating to any potential environmental liability, the environmental condition of the Seller or any of its Subsidiaries, the compliance of the Seller or any of its Subsidiaries with Environmental Laws or the environmental condition of any property currently or formerly owned or occupied by the Seller or any of its Subsidiaries, and (B) documentation, if applicable, showing the compliance of the Seller or any of its Subsidiaries with any financial responsibility requirements of any applicable Environmental Laws.

(b) The term “Environmental Laws” means all Laws relating to the environment, natural resources, safety or health of humans or other living organisms, including the manufacture, introduction into commerce, export, import, handling, use, presence, Release or threatened Release of any Hazardous Substance or noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) The term “Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, PCBs, lead-containing paint or plumbing, radioactive material or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any Environmental Laws.

(d) The term “Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

4.19. Labor Relations; Employment Law.

(a) There is no labor controversy, Proceeding, strike, slowdown, labor picketing, lockout or work stoppage against the Seller or any of its Subsidiaries pending or threatened that may interfere with the business activities of the Seller or any of its Subsidiaries. Neither the Seller nor any of its Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices or any other labor-related agreements or arrangements that pertain to any of the Employees; and no Employees are represented by any labor organization with respect to their employment with the Seller or any of its Subsidiaries. No labor union, labor organization, works council or group of Employees has made a pending demand for recognition or certification, and there are no representation or certification Proceedings or petitions seeking a representation Proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, there are no organizational efforts presently being made involving any Employees. Neither the Seller nor any of its Subsidiaries is a party to, or otherwise bound by, any order relating to employees or employment practices.

(b) The Seller and its Subsidiaries have complied and are in compliance in all material respects with all applicable Laws and orders relating to the employment of labor, including all Laws and orders relating to discrimination, civil rights, immigration, safety and health, workers’ compensation, wages, withholding, hours, employment standards and classification as employees or independent contractors, including the WARN Act, Title VII of the Civil Rights Act of 1964, The Age Discrimination in Employment Act, The Americans with Disabilities Act, The Equal Pay Act, Health Insurance Portability and Accessibility Act, Occupational Safety and Health Act of 1970, The Family and Medical Leave Act, The Patient Protection and Affordable Care Act, The Fair Labor Standards Act and The Genetic Information Non-Discrimination Act. All consultants and sales representatives of the Seller or its Subsidiaries have been treated as independent contractors for all purposes, and neither the Seller nor any of its Subsidiaries has any liability with respect to any misclassification of any person as (i) an independent contractor rather than as an employee, or (ii) an employee exempt from state or federal overtime regulations. There are and have been no pending Proceedings challenging the status of sales representatives as independent contractors.

4.20. Employee Matters.

(a) The Seller has provided to the Buyer a list of all Employees, including (A) name, (B) title(s) or position(s), (C) main work location, (D) base salary or base wages (as applicable) and (E) all other compensation pursuant to bonus, deferred compensation or commission arrangements or housing or car allowances. Section 4.20(a) of the Disclosure Schedule sets forth a complete and accurate list of (i) all incentive compensation received from the Seller or any of its Subsidiaries since December 31, 2009, including any accrual for such bonuses and incentive compensation, and (ii) all Contracts or legally binding commitments by the Seller or any of its Subsidiaries to increase the compensation (including compensation pursuant to bonus, deferred compensation or commission arrangements or housing or car allowances) or to modify the conditions or terms of employment of any of its Personnel. To the Company’s Knowledge, no Personnel of the Seller or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement, between such Personnel and any other Person that will (x) affect the performance by such Personnel in carrying out his/her duties, or (y) affect the ability of the Buyer Sub or the Transferred Subsidiaries to conduct its business. To the Company’s Knowledge, no executive, key employee or significant group of employees intends to terminate their position and/or employment with the Buyer Sub or the Transferred Subsidiaries during the next six (6) months. The employment of all Employees can be terminated at any time with or without cause without any amounts being owed to such individual other than with respect to wages, compensation and benefits accrued before the termination or under the terms of a Benefit Plan.

(b) Section 4.20(b) of the Disclosure Schedule sets forth a complete and accurate list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA and sometimes referred to as “Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA and sometimes referred to as “Welfare Plans”) and each other benefit plan, including any other plan, fund, program, arrangement or agreement (including any employment or consulting agreement), whether written or oral, to provide current or former Personnel with medical, health, life or disability insurance, bonus, stock or stock-based rights (option, ownership or purchase), retirement, deferred compensation, severance, salary continuation, vacation, sick leave, fringe or incentive or other benefits maintained, or contributed to, or required to be contributed to, by the Seller or any of its Subsidiaries for the benefit of current or former Personnel (together with Pension Plans and Welfare Plans, the “Benefit Plans”). The Seller has delivered or made available to the Buyer true, complete and correct copies of (i) each Benefit Plan, including all amendments thereto, (ii) the most recent annual report on Form 5500 filed with the Department of Labor with respect to each Benefit Plan for which such report was required, and any related audit reports, (iii) the most recent summary plan description for each Benefit Plan for which a summary plan description is required under ERISA, (iv) each trust agreement, group annuity contract or insurance contract relating to any Benefit Plan, (v) the most recent determination letter from the IRS relating to the tax-qualified status of each Benefit Plan that is intended to be qualified under Section 401(a) of the Code and that is not maintained under an IRS-approved non-standardized master or prototype plan (that has received a prototype non-standardized profit sharing plan with CODA opinion letter), (vi) any other written communications or documents relating to the Benefit Plans that materially affect (or could reasonably be expected to materially affect) the Seller’s or any of its Subsidiaries’ current or future obligations or liabilities with respect to any Benefit Plan, and (vii) all correspondence, requests, audits, interrogatories, filings, notices or similar communications received from any Governmental Authority, including the IRS, the Pension Benefit Guaranty

Corporation, the United States Department of Labor or such corresponding non-U.S. Governmental Authority relating to matters that materially affect (or could reasonably be expected to materially affect) the Seller’s or any of its Subsidiaries’ current or future obligations with respect to any current or former Personnel (including their dependents, spouses or beneficiaries).

(c) Each Benefit Plan that is not a Foreign Plan (each, a “U.S. Benefit Plan”), complies in form and has been established, funded, maintained and administered in all material respects in accordance with its terms, applicable Law, including ERISA and the Code, and the terms of any applicable collective bargaining or similar agreements. The Seller has not, nor has any of its Subsidiaries, undertaken or committed to amend or to adopt or approve any Benefit Plans, except to the extent necessary to comply with applicable Law.

(d) Each Pension Plan that is a U.S. Benefit Plan (unless adopted in the form of an IRS approved non-standardized master or prototype plan that has received a favorable IRS opinion letter relating to the tax qualified status of such plan notwithstanding any loss of prototype plan status resulting from the amendment and termination of the Seller 401(k) Profit Sharing Plan as described in Section 7.4(i)(iv)) has received a favorable determination letter from the IRS, or a timely application therefore has been filed, to the effect that such Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred or condition exist that could reasonably be expected to adversely affect such favorable determination.

(e) Each U.S. Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Treasury Regulation Section 1.409A-1(a) has been operated and administered in accordance with, and is in documentary compliance with, the requirements of Sections 409A of the Code and related Treasury Regulations, and there are no funding arrangements relating to such Benefit Plans.

(f) None of the Seller or any of its Subsidiaries or any other Person that, together with the Seller, is treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (the Seller and each such other Person being a “Commonly Controlled Entity”) has ever maintained, sponsored, been a participating employer, contributed to, been required to contribute to, or has had any liability with respect to, (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, or (ii) any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) With respect to each Welfare Plan that is a U.S. Benefit Plan, (i) no such Welfare Plan is funded through a “welfare benefits fund,” as such term is defined in Section 419(e) of the Code, (ii) no such Welfare Plan is self-insured, and (iii) each such Welfare Plan that is a “group health plan,” as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code.

(h) None of the Seller or any of its Subsidiaries or any Person acting on behalf of the Seller or any of its Subsidiaries has made or entered into any legally binding commitment

(including loans) with any current or former Personnel or of any Commonly Controlled Entity to the effect that, following the date of this Agreement, (i) any new plans or arrangements providing benefits or compensation will be adopted, (ii) any Benefit Plans will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iii) any plans or arrangements provided by the Buyer will be made available to such employees or (iv) any trusts or other funding mechanisms will be required to be funded, except as required by Law and except for the Closing Employee Bonuses in amounts not to exceed the amounts set forth in Section 4.20(h) of the Disclosure Schedule.

(i) Neither the Seller nor any of its Subsidiaries has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with respect to coverage or benefits under Benefit Plans (other than Pension Plans), other than as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.

(j) All contributions, premiums, Tax, expenses and benefit payments required to be made under or in connection with any Benefit Plan have been timely made when due under the terms of the Benefit Plan or applicable Law, and neither the Seller nor any of its Subsidiaries is obligated to contribute with respect to any Benefit Plan that involves a retroactive contribution, assessment or funding waiver arrangement. All administrative costs attributable to Benefit Plans have been paid when due.

(k) None of the Seller, any of its Subsidiaries, any officer of the Seller or any U.S. Benefit Plan that is subject to ERISA, including any trust created thereunder and any trustee, administrator or other fiduciary thereof, has engaged in a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Seller or any officer of the Seller to a Tax or penalty on prohibited transactions imposed by Section 4975 of the Code or to any liability imposed under Title I of ERISA.

(l) There are no pending or, to the Company’s Knowledge, threatened, Proceedings asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) of any U.S. Benefit Plan subject to ERISA, the Seller or any employee thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits.

(m) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will (i) result in any payment becoming due to any Personnel under a Benefit Plan or other compensatory arrangement, (ii) increase any benefits otherwise payable under any Benefit Plan to any Personnel, or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Benefit Plan to any Personnel.

(n) No Employee will receive any amount or other entitlement arising out of the consummation of the transactions contemplated by this Agreement (either alone or together with any other related event, including any termination of employment) that could be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(o) Section 4.20(o) of the Disclosure Schedule sets for a complete and accurate list of all Foreign Plans. Each Foreign Plan complies in form and has been established, funded, maintained and administered in all material respects in accordance with its terms and applicable Law (including the terms of any collective bargaining agreement, mandate work rule or other similar agreement or order). Each Foreign Plan that is intended to qualify for special Tax or similar treatment meets all requirements to the extent necessary to obtain such treatment.

4.21. Taxes and Tax Returns.

(a) All Tax Returns required to be filed by or with respect to the Seller or any of its Subsidiaries as of the Closing Date have been or will be timely filed by the Closing Date. All such Tax Returns are or will be complete and accurate in all respects.

(b) The Buyer has been provided access to complete and accurate copies of all material federal, state and foreign Tax Returns of the Seller or any of its Subsidiaries filed for Taxable Periods ending on or after December 31, 2005. Section 4.21(b) of the Disclosure Schedule sets forth a complete and accurate list of all material Tax Returns that have not yet been filed but are required to be filed by the Seller or any of its Subsidiaries with respect to Taxable Periods ending before the Closing Date.

(c) The Seller and each of its Subsidiaries has timely paid, or caused to be timely paid, all Taxes due, and has provided a sufficient reserve for the payment of all Taxes not yet due and payable (the “Tax Reserve”) on the balance sheet included in the Interim Financial Statements. Section 4.21(c) of the Disclosure Schedule sets forth each Tax accrued (and the amount thereof) in the Tax Reserve set forth on the balance sheet included in the Interim Financial Statements for the Taxable Period ended May 31, 2010. Since the preparation of the Financial Statements and the Interim Financial Statements, neither the Seller nor any of its Subsidiaries has incurred any liability for Taxes that would result in a decrease in its net worth, except in the ordinary course of the Seller’s or its Subsidiaries’ business. No material adjustment relating to any Tax Return has been proposed by any Taxing Authority.

(d) The Seller and each of its Subsidiaries has complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049 of the Code, as well as any applicable similar provisions under any other Laws, and has, within the time and in the manner prescribed by Law, withheld from amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and paid over to the proper Governmental Authorities all amounts required.

(e) (i) None of the Tax Returns of the Seller or any of its Subsidiaries is currently being examined by the IRS or any state or foreign Taxing Authority; (ii) neither the Seller nor any of its Subsidiaries has entered into a closing agreement or similar agreement or received a technical advice memorandum, private letter ruling or similar ruling; and (iii) there are no examinations or other administrative or court Proceedings against or with respect to the Seller or any of its Subsidiaries relating to or asserting any deficiency for Taxes.

(f) No Claim has been made by any Taxing Authority with respect to the Seller or any of its Subsidiaries in a jurisdiction where the Seller or any of its Subsidiaries does not file or has not filed Tax Returns that the Seller or any of its Subsidiaries is subject to taxation by that jurisdiction. Except for statutory Liens for real and personal property Taxes that are not yet due and payable, there are no Liens for any Tax upon the Shares or upon any of the Company Assets.

(g) No extension of time with respect to any date by which a Tax Return is to be filed by the Seller or any of its Subsidiaries is in force, and no waiver or agreement by the Seller or any of its Subsidiaries is in force for the extension of time for the assessment or payment of any Taxes. Neither the Seller nor any of its Subsidiaries has granted a power of attorney regarding Taxes to any Person that is now in force.

(h) The Seller has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code and in each state where the Seller is required to file income Tax Returns at all times since January 1, 2001. Except for Silpada International Holdings, the Seller has no qualified subchapter S Subsidiaries within the meaning of Section 1361(b)(3)(B) of the Code. Silpada International Holdings has been a qualified subchapter S Subsidiary at all times since its formation. None of the Seller or any Seller Stockholder has taken any action that would invalidate the Seller’s election to be treated as an S corporation within the meaning of Sections 1361 and 1362 of the Code.

(i) Neither the Seller nor any of its Subsidiaries is a party to any Tax-sharing agreement or similar arrangement with any other Person (whether or not written), and neither the Seller nor any of its Subsidiaries has assumed any Tax obligations of, or with respect to any transaction relating to, any other Person or agreed to indemnify any other Person with respect to any Tax.

(j) All of the non-U.S. Subsidiaries of the Seller have been treated as disregarded entities for U.S. federal income Tax purposes at all times since their formation, up to and including the Closing Date, pursuant to a valid election under Treasury Regulation 301.7701-3(c).

4.22. Intellectual Property.

(a) Section 4.22(a) of the Disclosure Schedule sets forth true and complete lists of (i) all Intellectual Property owned or held exclusively by the Seller or its Subsidiaries (“Owned Intellectual Property”) that is registered or subject to an application for registration, indicating for each item the registration or application number, the applicable filing jurisdiction and the date of filing or issuance, and (ii) all unregistered Trademarks, material unregistered Copyrights and material Trade Secrets by subject, together with a brief description of the Company Products and services associated therewith. The Seller or its Subsidiaries exclusively owns (beneficially and of record where applicable) all Owned Intellectual Property, free and clear of all Liens, exclusive licenses, and non-exclusive licenses not granted in the ordinary course of business. The Owned Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the

Seller’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property. The Seller and its Subsidiaries have registered the copyrights for, or has submitted an application for the registration of the copyrights for, all copyrightable works in the Company Products.

(b) Section 4.22(b) of the Disclosure Schedule sets forth a true and complete list of (i) all agreements under which the Seller or any of its Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property (other than the Software licenses listed in Section 4.23(c) of the Disclosure Schedule), and (ii) all agreements under which a third party is licensed or otherwise permitted to use any Intellectual Property (collectively the agreements described under foregoing clauses (i) and (ii) and the Software licenses listed in Section 4.23(c) of the Disclosure Schedule are the “Intellectual Property Contracts,” which include non-assertion agreements, settlement agreements, trademark coexistence agreements and trademark consent agreements). Each Intellectual Property Contract is valid, subsisting and enforceable against the other party, and is in full force and effect, subject to applicable bankruptcy and insolvency laws and general principles of equity, and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement. No Intellectual Property Contract is subject to any outstanding order, judgment, decree or agreement adversely affecting the Seller’s or any of its Subsidiaries’ use thereof or its rights thereto. No claim has been threatened or asserted in writing that the Seller or any of its Subsidiaries, or to the Company’s Knowledge another Person, has breached any Intellectual Property Contract. There exists no event, condition or occurrence that, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Seller or any of its Subsidiaries, or to the Company’s Knowledge another Person, under any Intellectual Property Contract. No party to any Intellectual Property Contract has given notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew such Intellectual Property Contract. Neither the Seller, any of its Subsidiaries nor to the Company’s Knowledge any other party to any Intellectual Property Contract, has repudiated in writing any material provision thereof. Consummation of the transactions contemplated by this Agreement will not place the Seller or any of its Subsidiaries in breach or default of any Intellectual Property Contract, or trigger any modification, termination or acceleration thereunder, or create any license under or Lien on Intellectual Property owned or held by the Buyer.

(c) The Seller and each of its Subsidiaries has sufficient rights to use all Intellectual Property used in their respective business as presently conducted and as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.

(d) The Seller and its Subsidiaries have filed, in the appropriate offices in the United States and all foreign countries in which it has registered or applied to register Copyrights or Trademarks, statements of ownership and, for exclusive licenses or where otherwise advisable, its license interest, for all registered or applications to register Copyrights and Trademarks in which the Seller or any of its Subsidiaries claims an ownership interest in such jurisdictions.

(e) The employees who prepare works that are the subject of (i) Copyrights to which the Seller or any of its Subsidiaries claims ownership, (ii) registered claims of Copyrights,

or (iii) pending applications for registration of claims of Copyrights, prepared such works within the scope of his or her employment. All past and present employees, consultants and contractors who contributed to the creation of any works subject to Copyrights for or on behalf of the Seller or any of its Subsidiaries (x) did so within the scope of their employment; (y) have executed valid and binding agreements assigning to the Seller or any of its Subsidiaries all rights, title and interest in and to such Intellectual Property; or (z) have licensed the Seller to use such Intellectual Property, copies of which agreements and licenses have been provided to Buyer.

(f) The Seller and its Subsidiaries have confidentiality agreements with all of its employees, consultants, contractors, manufacturers, independent sales representatives and vendors of goods, which obligate each such Person to maintain the confidentiality of (i) the Trade Secrets owned or used by the Seller or any of its Subsidiaries and (ii) all other information held in confidence by the Seller or any of its Subsidiaries.

(g) There are no proceedings, Claims or challenges pending, asserted or, to the Company’s Knowledge, threatened against the Seller or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the Company’s Knowledge, no valid basis for any such litigation, proceeding, Claim or challenge exists. To the Company’s Knowledge, no Person is violating any Owned Intellectual Property right of the Seller or its Subsidiaries. The Seller and each of its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any third party in the past six (6) years.

(h) All registration, maintenance and renewal fees that are due before or within ninety (90) days after the Closing Date in respect of the Intellectual Property, and to the Company’s Knowledge in respect of Licensed Intellectual Property, will be paid before the Closing.

(i) The Seller and its Subsidiaries have taken all reasonable measures to protect the Owned Intellectual Property and to protect the confidentiality of all Trade Secrets that are owned, used or held by the Seller and its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure agreements which have not been breached, nor, to the Company’s Knowledge, has any Person misappropriated any of its Trade Secrets.

(j) Neither the Seller nor any of its Subsidiaries has received any notice or is subject to any actual or threatened proceedings claiming or alleging that its products, services or businesses infringe, misappropriate or violate the Intellectual Property rights of any third party, nor are there any proceedings or Claims pending in which the Seller or any of its Subsidiaries alleges that any Person is infringing, misappropriating or otherwise violating any Intellectual Property or Intellectual Property Contract.

(k) The consummation of the transactions contemplated by this Agreement will not, to the Company’s Knowledge, (i) result in the loss of, or otherwise adversely affect, any rights of the Seller or any of its Subsidiaries in any Intellectual Property or (ii) require the Seller, any of its Subsidiaries or any other party to grant to anyone any rights with respect to any Intellectual Property.

(l) The Seller and its Subsidiaries do not hold any Patents.

(m) The Seller and each of its Subsidiaries (i) takes reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information, and (ii) complies and has complied with applicable data protection, privacy and similar Laws, regulations, directives and codes of practice in any jurisdiction relating to any data processed by the Seller or any of its Subsidiaries.

(n) No Trademark registration or application for a Trademark registration of the Seller or any of its Subsidiaries in any jurisdiction worldwide has been denied, rejected, canceled, terminated, abandoned, declared invalid or unenforceable, or been subject to any adverse determination or proceeding, or the institution of any proceeding, affecting the Seller’s or any of its Subsidiaries’ rights to register, keep, maintain or enforce such Trademark registration or application for such Trademark registration, and neither the Seller nor any of its Subsidiaries has received any notice of the foregoing.

4.23. Information Technology.

(a) Section 4.23(a) of the Disclosure Schedule sets forth a list and description of all Software developed or commissioned by the Seller or any of its Subsidiaries for use in its business. (i) All such listed Software performs substantially in conformance with its documentation, is free from any material software defect, and does not contain any Unauthorized Code; (ii) the IT Assets owned, used or held for use by the Seller and its Subsidiaries have been maintained in accordance with the prevailing standards in the Seller’s industry; (iii) the IT Assets owned, used or held for use by the Seller and its Subsidiaries are in good working condition to effectively operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Seller and its Subsidiaries in connection with the business; (iv) the Seller has made backups of all such Software (specifically including all databases); and (v) to the Company’s Knowledge, no Person has gained unauthorized access to the IT Assets or any data therein.

(b) Except for scheduled or routine maintenance, the IT Assets used by the Seller and its Subsidiaries are, taken as a whole, available for use during normal working hours. The Seller and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices for the data and information critical to the conduct of its business.

(c) With respect to each item of listed Software, the Seller and its Subsidiaries are in possession and control of the applicable source code, object code, and documentation required for use, distribution, maintenance and support of the Software as used, distributed, maintained or supported in the business of the Seller and its Subsidiaries. To the Company’s Knowledge, neither the Seller nor any of its Subsidiaries has disclosed Software source code to anyone (aside from the developers) other than pursuant to a confidentiality agreement that reasonably protects the Seller’s and its Subsidiaries’ rights in the Software.

(d) None of the Software owned by or licensed exclusively to the Seller or any of its Subsidiaries is subject to the provisions of any open source or other type of license agreement or distribution model that: (i) requires the distribution or making available of source code, (ii) prohibits or limits charging a fee or receiving consideration in connection with licensing, sublicensing or distributing any software, (iii) except as specifically permitted by law, grants any right to any Person or otherwise allows any Person to decompile, disassemble or reverse-engineer any Software, or (iv) requires the licensing of any Software for the purpose of making derivative works.

(e) The Seller and each of its Subsidiaries have complied with all Internet domain name registration and other requirements of Internet domain registrars concerning Internet domain names that are used in its business.

4.24. Absence of Undisclosed Liabilities. The Seller and its Subsidiaries have no, and are not successors to any, liabilities or obligations, individually or in the aggregate, in excess of $500,000, except (a) to the extent reflected in the Financial Statements, (b) those liabilities or obligations incurred in the ordinary course of business since December 31, 2009, and (c) those liabilities or obligations set forth in Section 4.24 of the Disclosure Schedule.

4.25. Bank Accounts. Section 4.25 of the Disclosure Schedule sets forth a complete and accurate list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Seller or any of its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a complete and accurate list and description of each such account, box and relationship and (c) the name of every Person authorized to draw on each such account or box or having access to each such account or box.

4.26. No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by, or on behalf of, the Seller, except Lazard Middle Market LLC and Brian Connolly.

4.27. No Other Representations or Warranties. Notwithstanding anything to the contrary in this Agreement, it is the explicit intent of each Party, and the Parties agree, that none of the Seller, the Seller, the Seller Representative or any of their respective representatives has made or is making any representation or warranty, express or implied, written or oral, including any implied representation or warranty, as to the condition, merchantability, usage, suitability or fitness for any particular purpose with respect to the Transferred Assets, the Seller or any of its Subsidiaries, the Company Assets, or any part thereof, except those representations and warranties contained in this Agreement and the Ancillary Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER STOCKHOLDERS

The Seller Stockholders represent and warrant to the Buyer as of the date hereof, as of the Closing and as of the Effective Time as follows:

5.1. Authorization and Effect of Agreement. The Seller Stockholders and the Seller Representative have all requisite right, power, capacity and authority to execute and deliver each Seller Agreement and to perform their obligations under each Seller Agreement and to consummate the transactions contemplated by each Seller Agreement. The execution and delivery of each Seller Agreement by the Seller Stockholders and the Seller Representative and the performance by the Seller Stockholders and the Seller Representative of their obligations under each Seller Agreement and the consummation of the transactions contemplated by each Seller Agreement have been duly and validly authorized by all requisite action on the part of the Seller Stockholders and the Seller Representative and no other action on the part of the Seller Stockholders and the Seller Representative is necessary to authorize the execution, delivery and performance by the Seller Stockholders and the Seller Representative of each Seller Agreement or the consummation of the transactions contemplated by each Seller Agreement. This Agreement has been, and each other Seller Agreement upon execution and delivery thereof will be, duly and validly executed and delivered by the Seller Stockholders and the Seller Representative, and this Agreement constitutes, and each other Seller Agreement upon execution and delivery thereof will constitute, a legal, valid and binding obligation of the Seller Stockholders and the Seller Representative, enforceable against the Seller Stockholders and the Seller Representative in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally. With respect to each Seller Stockholder that is not a natural person, such Seller Stockholder is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

5.2. Consents and Approvals; No Violations. Except as required under the HSR Act or as set forth in Section 5.2 of the Disclosure Schedule, no notice to or filing with, and no Permit or Consent of any Governmental Authority or any other Person is necessary or required to be obtained, made or given by any Seller Stockholder or the Seller Representative in connection with the execution and delivery of any of the Seller Stockholder Agreements, the performance by the Seller Stockholders or the Seller Representative of their obligations under any of the Seller Stockholder Agreements and the consummation of the transactions contemplated by the Seller Stockholder Agreements. Neither the execution, delivery or performance of any of the Seller Stockholder Agreements nor the consummation by the Seller Stockholder and the Seller Representative of the transactions contemplated by any of the Seller Stockholder Agreements nor compliance by the Seller Stockholders and the Seller Representative with any of the provisions of any of the Seller Stockholder Agreements will (a) with respect to any Seller Stockholder that is not a natural Person, conflict with or result in any breach of any provision of the Organizational Documents or other constitutive documents of such Seller Stockholders, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under or result in the creation of any Lien on any of the assets or properties of any Seller Stockholder or the Seller Representative or any of the terms, conditions or provisions of any Contract to which any Seller Stockholder or the Seller Representative is a party or otherwise may be subject or bound or (c) violate any Laws applicable to any Seller Stockholder or the Seller Representative or any of their assets or properties.

5.3. Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of any Seller Stockholder, threatened, that (a) questions the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection with this Agreement or any Ancillary Agreement, or (b) seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or any Ancillary Agreement. There is no Proceeding pending or, to the knowledge of any Seller Stockholder, threatened, that relates to the ownership of the Company Assets. There are no outstanding judgments, writs, injunctions, orders, decrees or settlements that apply, in whole or in part, to the Company Assets.

5.4. No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by, or on behalf of, any Seller Stockholder, except Lazard Middle Market LLC and Brian Connolly.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof, as of the Closing and as of the Effective Time as follows:

6.1. Organization and Good Standing. The Buyer Parent is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease, operate and otherwise hold its properties and assets and to carry on its business as presently conducted. The Buyer Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

6.2. Authorization and Effect of Agreement. The Buyer has all requisite right, power and authority to execute and deliver each Buyer Agreement and to perform its obligations under each Buyer Agreement and to consummate the transactions contemplated by each Buyer Agreement. The execution and delivery of each Buyer Agreement by the Buyer Parent and the Buyer Sub and the performance by the Buyer Parent and the Buyer Sub of their obligations under each Buyer Agreement and the consummation of the transactions contemplated by each Buyer Agreement have been duly and validly authorized by all requisite action on the part of the Buyer Parent and the Buyer Sub and no other action (corporate, limited liability company, shareholder or otherwise) on the part of the Buyer Parent or the Buyer Sub is necessary to authorize the execution, delivery and performance by the Buyer Parent and the Buyer Sub of each Buyer Agreement or the consummation of the transactions contemplated by each Buyer Agreement. This Agreement has been, and each other Buyer Agreement upon execution and delivery thereof will be, duly and validly executed and delivered by the Buyer Parent and the Buyer Sub, and this Agreement constitutes, and each other Buyer Agreement upon execution and delivery thereof will constitute, a legal, valid and binding obligation of the Buyer Parent and the Buyer Sub, enforceable against the Buyer Parent and the Buyer Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

6.3. Consents and Approvals; No Violations. Except as required under the HSR Act and the Securities Exchange Act of 1934, no notice to or filing with, and no Permit or Consent of any Governmental Authority or any other Person is necessary or required to be obtained, made or given by the Buyer in connection with the execution and delivery by the Buyer of any of the Buyer Agreements, the performance by the Buyer of its obligations under any of the Buyer Agreements and the consummation of the transactions contemplated by any of the Buyer Agreements. Neither the execution, delivery or performance of any of the Buyer Agreements by the Buyer nor the consummation by the Buyer of the transactions contemplated by any of the Buyer Agreements nor compliance by the Buyer with any of the provisions of any of the Buyer Agreements will (a) conflict with or result in any breach of any provision of the Organizational Documents of the Buyer, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under or result in the creation of any Lien on any of the assets or properties of the Buyer or any of the terms, conditions or provisions of any Contract to which the Buyer is a party or otherwise may be subject or bound or (c) violate any Law applicable to the Buyer; except, in the case of clause (b) above, for any conflict, violation, breach, default, termination, modification, cancellation, acceleration, loss or creation that is not, individually or in the aggregate, reasonably likely to prevent or materially delay the ability of the Buyer to consummate the transactions contemplated by the Buyer Agreements.

6.4. Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of the Buyer, threatened, that (a) questions the validity of any Buyer Agreement or any action taken or to be taken by the Buyer in connection with any Buyer Agreement, or (b) seeks to prevent, enjoin, alter or delay any of the transactions contemplated by any Buyer Agreement.

6.5. Sufficiency of Funds. On the Closing Date, the Buyer will have sufficient funds to effect the Closing and pay the Purchase Price under this Agreement.

6.6. No Broker. The Buyer Parent is solely responsible for any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by, or on behalf of, the Buyer.

6.7. No Other Representations or Warranties. Notwithstanding anything to the contrary in this Agreement, it is the explicit intent of each Party, and the Parties agree, that neither the Buyer nor any of its representatives has made or is making any representation or warranty, express or implied, written or oral, except those representations and warranties contained in this Agreement.

ARTICLE VII

COVENANTS

7.1. Commercially Reasonable Efforts. Between the date of this Agreement and the Closing, each Seller Stockholder and the Seller will use their commercially reasonable efforts to cause the conditions in Sections 3.3 and 3.5 to be satisfied, and the Buyer will use its commercially reasonable efforts to cause the conditions in Sections 3.4 and 3.5 to be satisfied.

7.2. Access and Investigation.

(a) Between the date of this Agreement and the Effective Time, the Seller and the Seller Stockholders will (i) afford the Buyer and its Representatives reasonable access during normal business hours to the Seller’s Employees, consultants, suppliers, properties, Contracts, books and records, and other documents and data, and (ii) make available to the Buyer and its Representatives copies of all such Contracts, books and records, and other existing documents and data as the Buyer may reasonably request, subject in each case to the terms of any confidentiality agreements and processes entered into between the Seller and the Buyer and its Representatives with respect to all or any part of such access and information.

(b) The Seller will provide the Buyer and its Representatives with reasonable access to all properties and facilities owned or occupied by the Seller, together with all documents relevant to any environmental condition or compliance of the Seller and/or properties owned or occupied by the Seller and Persons knowledgeable with the Seller’s operations, to permit the Buyer and its Representatives to conduct, at its own cost, whatever environmental investigations and assessments it, in its sole discretion, deems necessary or appropriate during normal business hours and with at least three (3) Business Days prior notice; provided, however, that if the Buyer and its Representatives desire to conduct such environmental investigations and assessments, the Seller may condition any access by any such Representatives upon evidence of appropriate levels of insurance and an undertaking to repair any damage caused by such investigations or assessments.

7.3. Required Consents and Approvals.

(a) As promptly as practicable after the date of this Agreement, the Buyer, the Seller and the Seller Stockholders will make all filings with Governmental Authorities that are reasonably necessary, proper or advisable to consummate the transactions contemplated under this Agreement, including all filings under the HSR Act within five (5) Business Days after the date of this Agreement, and the Parties will reasonably cooperate with each other (including by providing information concerning itself, its stockholders, its Representatives and other relevant matters) and any applicable Governmental Authority and use their respective commercially reasonable efforts to make and obtain as promptly as practicable all such filings and other Consents of Governmental Authorities that may be or may become reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; provided, however, that (i) nothing in this Agreement will require, or be construed to require, the Buyer to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Closing, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Buyer, the Seller or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Seller of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Seller to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of the Buyer’s ability to own or operate, any of any such assets, licenses, operations, rights, product lines, businesses or interests therein or the Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Seller and (ii) nothing in this Agreement will require, or be construed to require, the Buyer or any of its Affiliates to take any other action under this Section 7.3 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the transactions contemplated under this Agreement.

(b) As promptly as practicable after the date of this Agreement, the Seller Stockholders and the Seller shall use their commercially reasonable efforts to make or obtain any other Consents, and remove such Liens, that may be required in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements, including the Consents set forth on Section 3.2(a)(vii) of the Disclosure Schedule, and the Buyer will reasonably cooperate with the Seller and the Seller Stockholders to make or obtain such Consents or remove such Liens; provided, however, that, for the avoidance of doubt, the Buyer will not be required to compensate any Person, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any Person.

(c) Subject to applicable Laws and as required by any Governmental Authority, the Buyer shall keep the Seller Representative, and the Seller Representative shall keep the Buyer, apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Buyer, any Seller Stockholder or the Seller from any third party and/or Governmental Authority with respect to the transactions contemplated by this Agreement.

7.4. Conduct of Business. Except as required by this Agreement or with the prior written consent of the Buyer (which consent will be granted or denied within 3 Business Days after the receipt of a request), from the date of this Agreement until the Effective Time, the Seller Stockholders and the Seller will (i) operate its business in the ordinary course, (ii) preserve intact its business and maintain its business relationships and goodwill with its employees, sales representatives, independent contractors, suppliers and service providers of and to its business, (iii) not take any action that would be required to be disclosed pursuant to Section 4.12, and (iv) not do any of the following:

(a) effect any change in the capitalization or issued or outstanding stock or other equity interests of the Seller or make any amendment to the Organizational Documents of the Seller;

(b) merge or consolidate the Seller with any other Person, or restructure, reorganize or completely or partially liquidate the Seller or otherwise enter into any agreements or arrangements imposing material changes or restrictions on the Company Assets;

(c) purchase, sell, lease, let lapse, exchange or otherwise dispose of or acquire any material property or assets (other than transactions occurring in the ordinary course of business) or make any material capital expenditures;

(d) enter into, amend, modify or terminate, or cancel, modify or waive any provision of, any Material Contract or Real Property Lease (provided that, at the Buyer’s request, the Company shall terminate, with no cost or other Liability to the Company, its Real Property Leases with Adaplis as of the Closing), or modify or waive any material Claims or rights of the Seller;

(e) create, incur or forgive any material Indebtedness (except that the Seller may incur or create Special Indebtedness in the ordinary course of business) or otherwise make or forgive any material loans, advances, guarantees or capital contributions to or investments in any Person, create or incur any Lien on the Shares or other capital stock of the Seller or create or incur any material Liens on the Company Assets;

(f) settle or compromise any Proceeding, pending or threatened (in each case, except for claims under Insurance Policies within applicable policy limits);

(g) (i) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP, (ii) make any material Tax election (including an election to treat any disregarded entity as an association taxable as a corporation), or (iii) terminate or revoke any election to be treated as an “S” corporation for federal income Tax purposes under Section 1362 of the Code or under any analogous or similar provision of state or local law in any jurisdiction where the Seller is required to file a Tax Return;

(h) (i) grant, extend, amend, waive or modify any material rights in or to, nor sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Intellectual Property, or (ii) fail to exercise a right of renewal or extension under any Intellectual Property Contract, in each case other than in the ordinary course of business;

(i) except as required by a Law and except for the Closing Employee Bonuses listed on Section 4.20(h) of the Disclosure Schedule, (i) increase the compensation (including, among other things, base compensation or commissions) or benefits of any Personnel (including severance benefits), except for base salary increases of up to 5% per Employee in the Ordinary Course of Business consistent with past practice, (ii) grant any bonus, retention bonus or incentive compensation award to any Personnel, except for special bonuses awarded to certain Employees following the successful completion of the National Conference in the Ordinary

Course of Business consistent with past practice, (iii) enter into any Contract with any Personnel regarding his or her employment, compensation, severance or benefits which increases or otherwise enhances such Personnel’s compensation, severance or benefits or (iv) adopt, amend or terminate any Benefit Plan other than the Seller 401(k) Profit Sharing Plan;

(j) issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock or other securities of the Seller or securities convertible or exchangeable into or exercisable for any shares of such capital stock or other securities of the Seller, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other securities of the Seller or such convertible or exchangeable securities;

(k) repurchase, redeem, repay or otherwise acquire any outstanding shares of capital stock or other securities of the Seller;

(l) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the capital stock or other securities of the Seller (except for dividends and distributions paid by any Subsidiary to any other Subsidiary or the Seller and dividends of Cash and Cash Equivalents to the Seller Stockholders prior to the Closing);

(m) (i) accelerate the delivery or sale of any Company Products or, other than in the ordinary course of business, offer discounts on the sale of any Company Products, (ii) defer any actions, expenditures or investments appropriate (other than in the ordinary course of business) or necessary to operate and conduct the Seller’s business, (iii) make any material change in the levels of materials or supplies used in the conduct of the Seller’s business or (iv) engage in any practice to accelerate the collection of any accounts receivable or delay payment of any accounts payable or other liabilities beyond their scheduled due dates or otherwise manage cash in a manner similar to any of the foregoing;

(n) take any action or omit to take any action that is reasonably likely to result in any of the conditions set forth in Sections 3.3 through 3.5 not being satisfied; or

(o) enter into any legally binding commitment with respect to any of the foregoing.

7.5. Required Updates. Between the date of this Agreement and the Closing, the Seller will promptly notify the Buyer in writing if the Seller or any Seller Stockholder becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the Seller or the Seller Stockholder representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated under this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Seller’s discovery of, such fact or condition.

7.6. Further Assurances. From time to time after the Closing, without additional consideration, each Party will (or, if appropriate, cause its Affiliates or Related Parties to)

execute and deliver further instruments and take other action as may be necessary or reasonably requested by the other Parties to make effective the transactions contemplated under this Agreement and to provide the other Parties with the intended benefits of this Agreement. Without limiting the previous sentence, upon the reasonable request of the Buyer, the Seller and each Seller Stockholder will, and will cause their respective Affiliates to, as applicable, execute, acknowledge and deliver all further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, convey, assign and deliver to the Buyer all right, title and interest in, to and under the Transferred Assets. In addition, following the Closing, the Seller will promptly forward to the Buyer Sub upon receipt any Cash and Cash Equivalents received by it from third parties in respect of any accounts receivable, inventory or other assets included in the Transferred Assets.

7.7. Restrictive Covenants.

(a) For a period of three (3) years after the Closing Date, the Seller and each Seller Stockholder will not, and the Seller and each Seller Stockholder will cause its Affiliates not to, directly or indirectly, without the prior written consent of the Buyer Parent, employ or solicit for employment any director, officer or employee of the Buyer Sub or any of its Subsidiaries or encourage any of the foregoing persons to terminate his or her relationship with the Buyer Sub or any of its Subsidiaries.

(b) For a period of three (3) years after the Closing Date, the Seller and each Seller Stockholder will not, and the Seller and each Seller Stockholder will cause its Affiliates not to, directly or indirectly, engage in, hold an interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a holder of less than two percent (2%) of a publicly-traded security), joint venturer, partner, consultant or employee with any Person that competes with the Buyer or its Affiliates in the United States and its territories, Canada and/or Mexico in the jewelry industry and/or direct-selling industry.

(c) Inasmuch as a breach of, or failure to comply with, this Section 7.7 could cause serious and substantial damage to the Buyer, if the Seller, any Seller Stockholders or any of their respective Affiliates should in any way breach, or fail to comply with, the terms of this Section 7.7, the Buyer will be entitled to seek an injunction restraining such Person from any such breach or failure. The Seller and each Seller Stockholder acknowledge that they have received an individual and personal benefit from the transactions contemplated under this Agreement. All remedies expressly provided for in this paragraph (c) are cumulative of any and all other remedies now existing at law or in equity. The Buyer will, in addition to the remedies provided in this paragraph (c), be entitled to avail itself of all such other remedies as may now or in the future exist at law or in equity for compensation, and for the specific enforcement of the covenants contained in this Section 7.7. Resort to any remedy provided for under this Agreement or provided by Law will not preclude or bar the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the recovery by the Buyer or monetary damages and compensation.

(d) Each subsection of this Section 7.7 constitutes a separate and distinct provision. If any provision of this Section 7.7 will finally be judicially determined to be invalid,

ineffective or unenforceable, such determination will apply only in the jurisdiction in which such adjudication is made and every other provision of this Section 7.7 will remain in full force and effect. The invalid, ineffective or unenforceable provision will, without further action by the Parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; except, that such amendment will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(e) If it is judicially determined by a final, non-appealable judgment that the Seller or any Seller Stockholder has violated its obligations under this Section 7.7, then the applicable restrictions under this Section 7.7 will, as to the violating Party, be extended by a period of time equal to the length of the period during which such violation or violations occurred.

7.8. Use of Name.

(a) The Seller and the Seller Stockholders will not, and will cause their respective Affiliates not to, directly or indirectly, after the Effective Time, use (i) the name “Silpada”, (ii) any trademarks, service marks, trade dress, trade names, Internet domain names or any registrations or applications for any Trademarks included in the Owned Intellectual Property, or (iii) any derivation or translation of any of the foregoing, or any Trademark confusingly similar thereto.

(b) The Seller acknowledges and agrees that the Buyer may, at any time after the date of this Agreement, amend the corporate name of the Buyer Sub to a name that includes the name “Silpada Designs.” The Buyer agrees that (i) the right to use the name “Silpada Designs” shall terminate upon the termination of this Agreement in accordance with Article XI hereto and (ii) within three (3) Business Days following any such termination, the Buyer Sub shall change its corporate name to a name that does not include the name “Silpada” in whole or in part and shall amend or terminate any certificate of assumed name, fictitious name, d/b/a/ filings or other filings containing the name “Silpada” so as to eliminate such name.

7.9. Director and Officer Indemnification. From and after the Closing Date for a period of six (6) years, the Buyer will not, without the Seller Representative’s prior written consent, amend the provisions of the Buyer Sub’s Organizational Documents in a manner that would adversely affect the rights of the Buyer Sub’s directors and officers to indemnification and advancement of expenses with respect to claims brought against them in their capacity as such.

7.10. Confidentiality.

(a) The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate. Until the termination of this Agreement or the Confidentiality Agreement, the Seller and each Seller Stockholder agree to comply with the Seller’s confidentiality obligations to the Buyer Parent under the Confidentiality Agreement as if it were party thereto. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) From and after the Closing, subject to applicable Law and to the extent legally permissible, the Seller and the Seller Stockholders shall treat as confidential and shall safeguard, and shall use reasonable efforts to cause their respective Representatives to treat as confidential and safeguard, any and all information, knowledge and data regarding the Buyer, the Seller or the Company Assets, in each case by using no less than a reasonable standard of care to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data.

(c) Each Party acknowledges that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the Party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the Party owing a duty of confidentiality so long as such source is not known by such Party to be bound by a confidentiality agreement with or other obligations of secrecy to the other Party.

7.11. Benefit Matters.

(a) The Buyer Sub shall offer employment to each Employee, effective upon the Effective Time. All such offers of employment pursuant to this Section 7.11(a) will be for employment-at-will and will be contingent on the Employee satisfying customary hiring conditions, as applicable, and the Buyer Sub may terminate any Employee at any time and for any reason following the Effective Time.

(b) As of the Effective Time, the Buyer Sub shall, in accordance with their terms, where applicable, adopt and assume all of the Benefit Plans, other than the Seller 401(k) Profit Sharing Plan, and all rights, responsibilities, obligations, liabilities, insurance policies and service provider contracts thereunder. On and after the Closing Date, neither the Seller nor any of the Seller Stockholders shall have any rights, responsibilities, obligations or liabilities under any such assumed Benefit Plan, regardless of whether such rights, responsibilities, obligations or liabilities arose prior to, on or after the Closing Date, except with respect to a breach of Section 4.20 of this Agreement.

(c) The Buyer Sub shall assume the liability for accrued and unused vacation with respect to each Employee as of the Effective Time.

(d) The Buyer shall permit Employees who have an account balance under the Seller 401(k) Profit Sharing Plan, a tax-qualified defined contribution retirement plan, to rollover (whether by direct or indirect rollover, as selected by such Employee) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof from the Seller 401(k) Profit Sharing Plan to the Buyer Personal Savings Account Plan, a tax-qualified defined contribution retirement plan. In the case of any Employee with an outstanding loan balance under the Seller 401(k) Profit Sharing Plan, the Seller and the Buyer shall take (or cause to be taken) any and all necessary action, to the extent allowable by Law, to permit the Employee to rollover such outstanding loan balance to the Buyer Personal Savings Account Plan through a direct rollover on or as soon as administratively possible after the Closing Date. Each Employee shall become a participant in the Buyer Personal Savings Account Plan on the Closing Date and, for purposes of eligibility and vesting under such plan, shall receive credit for the Employee’s service with the Seller.

(e) After the Closing Date, the Buyer shall provide to the Seller, without charge, the services and support from the Seller’s former Vice President of Human Resources that are necessary for the Seller to terminate and liquidate the Seller 401(k) Profit Sharing Plan. Such services and support shall include (i) the preparation and filing of Form 5310 with the Internal Revenue Service for the termination of such plan and responding to questions and requests for information in connection with such filing, (ii) the administration of the Seller 401(k) Profit Sharing Plan through the date of final liquidation, and (iii) the preparation and filing of all Form 5500s, including the final Form 5500 following liquidation of such plan. Notwithstanding anything to the contrary, such services and support will only be provided in a settlor capacity or for purely administrative functions and will not be provided in a fiduciary capacity.

(f) Nothing contained herein, expressed or implied, is intended to confer upon any individual (including any Employee) any right to employment or continued employment with the Buyer or any of its Affiliates for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Section 7.11 are solely for the benefit of the Parties to this Agreement, and no other Person (including any current or former employee, director or independent contractor or any other individual associated therewith) shall be regarded for any purpose as a third-party beneficiary of the Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan or any compensation or benefit plan of the Buyer nor shall anything contained herein restrict the Buyer or its Affiliates from amending or terminating any of their employee benefit plans or compensation arrangements.

ARTICLE VIII

TAX MATTERS

8.1. Tax Indemnities.

(a) The Seller will indemnify, defend and hold harmless the Buyer Parent and the Buyer Sub and any parent, Subsidiary, associate, Affiliate, director, officer, employee, shareholder or agent of any of such parties, and their respective representatives, successors and assigns (in each case other than the Seller, any Seller Stockholder or any beneficiary of any Seller Stockholder that is a trust, solely in their capacity as such) (each, a “Tax Indemnitee”) from and against, and will reimburse each Tax Indemnitee for, any and all Taxes (including reasonable attorneys’ fees and expenses in connection with any action, suit or Proceeding relating to liabilities for Taxes) arising out of or attributable to:

(i) any misrepresentation, inaccuracy or breach of any representation, warranty, covenant, agreement or promise related to Taxes made by the Seller or the Seller Stockholders contained in this Agreement;

(ii) any and all Taxes of the Seller or any of its Subsidiaries or for which the Seller or any of its Subsidiaries may be liable for any Taxable Period (including any Tax liability arising as a result of (A) a failure by the Seller or any of its Subsidiaries to properly withhold or remit the Seller’s or any Seller Stockholder’s allocable share of any income or sales Tax, (B) any Tax liability of any Seller Stockholder for which the Seller is liable under any applicable Law, and (C) the failure of the Seller or any of its Subsidiaries or any Seller Stockholder to comply with any withholding or reporting obligations), or portion thereof, ending on or before the Effective Time, except to the extent that such Taxes are specifically set forth in the Tax Reserve (if any) accrued on the most recent Interim Financial Statements or accrued as a current liability and taken into account in determining Working Capital;

(iii) any and all Taxes allocated to the Seller pursuant to Section 8.1(b), except to the extent that such Taxes are specifically set forth in the Tax Reserve (if any) accrued on the most recent Interim Financial Statements or accrued as a current liability and taken into account in determining Working Capital; and

(iv) any and all Taxes imposed on or through the Seller Stockholders or their beneficiaries.

(b) Except as provided in Section 8.2, the portion of any Tax payable with respect to any Taxable Period that begins on or before, and ends after, the Closing Date (a “Straddle Period” and a “Straddle Period Tax”), allocable to the portion of the Straddle Period ending on the Closing Date will be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any actual or deemed sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable (after giving effect to amounts that may be deducted from or offset against the Taxes) if the Taxable Period ended on the Closing Date, and the Parties will elect to do so if permitted by applicable Laws; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the Company Assets or the assets of any Affiliate of the Seller, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(c) RESERVED.

(d) Any credit or refund resulting from an overpayment of Taxes (and associated interest) for a Straddle Period will be attributed to the Buyer or the Seller based upon the method employed in Section 8.1(b) taking into account the type of Tax to which the credit or refund relates. The Buyer will pay or cause to be paid to the Seller Representative an amount equal to (i) any Tax refund apportioned pursuant to Section 8.1(b) to a Taxable Period (or portion thereof) ending on or before the Closing Date and (ii) any Tax credit or refund apportioned pursuant to Section 8.1(b) to a period (or portion thereof) ending on or before the Closing Date to the extent such Tax credit or refund actually reduces the Tax liability of the Buyer for periods (or portion thereof) beginning after the Closing Date, within 30 days after receipt of such Tax refund or actual use of such Tax credit. The Buyer will have no obligation to pay any amounts in respect of a refund or credit to the extent such refund or credit is taken into account in determining the Actual Working Capital Amount.

(e) The Seller will pay any amount payable under this Section 8.1 with respect to an indemnity Claim by a Tax Indemnitee that can be satisfied by a remittal of Tax to a Governmental Authority within 20 calendar days after written notice by the Tax Indemnitee or the relevant Governmental Authority, as the case may be; provided, that the Tax Indemnitee will reimburse the Seller for any Tax Benefit actually realized by the Tax Indemnitee from the remittal of such Tax (or payment) within 10 days after the filing of the Tax Return reporting such Tax Benefit. The Seller will pay any amount payable under this Section 8.1 in all other cases within 20 calendar days after written demand; provided, that the Tax Indemnitee will reimburse the Seller for any Tax Benefit actually realized from the remittal of such Tax (or payment) within 10 days after the filing of the Tax Return reporting such Tax Benefit.

(f) If a Tax Indemnitee makes any Claim for indemnification under this Article VIII, the Tax Indemnitee will be entitled to collect the amount due for indemnification (subject to the procedures and limitations set forth in this Agreement) only in the following manner:

(i) the Buyer will collect such amount from the Escrow Account under the Escrow Agreement, and the amounts therein will be reduced by any amount that is owed by the Seller to any Tax Indemnitee or Indemnified Party at the time; and

(ii) after the amounts in the Indemnity Escrow Account are reduced to zero, the Seller will be liable for (and if the Seller no longer exists or does not have sufficient funds to cover such Claim, the Seller Stockholders will each be severally liable on a pro rata basis (i.e., in proportion to their ownership of the Seller at the Effective Time) for) any balance owed to the Tax Indemnitee with respect to such Claim.

The rights of any Tax Indemnitee under this Section 8.1 are the only rights and remedies that such Tax Indemnitee has with respect to the collection of indemnification Claims for Taxes under this Agreement.

8.2. Preparation of Tax Returns; Payment of Taxes.

(a) The Seller will, and the Seller Stockholders will cause the Seller to, prepare and timely file or cause to be prepared and timely filed in a manner consistent with past practice, all Tax Returns related to any Transferred Subsidiary or any other Transferred Assets that are required to be filed by the Seller or any of its Subsidiaries before the Closing Date (taking into account any extensions); except that the Seller will deliver any such Tax Return to the Buyer at least 15 Business Days before its due date, and the Buyer shall have the right to review and provide comments on such Tax Returns, and the Seller shall act reasonably in deciding whether to accept or reject such comments. If the Buyer does not provide comments within 10 Business Days after receipt of the Tax Returns, the Buyer shall be deemed to have accepted such Tax Returns without comment. The Seller will timely pay all Taxes shown as due on such Tax Returns. Such Tax Returns shall be true, correct and complete in all material respects and shall be prepared in a manner consistent with prior practice, unless otherwise required by applicable Laws. The Buyer will control the preparation and filing of any amendment or other filing related to any such Tax Return that is filed after the Closing Date, subject to the Seller’s rights and the procedures set forth in Sections 8.2, 8.5 and 8.6.

(b) The Buyer will prepare and timely file all Tax Returns required to be filed by any Transferred Subsidiary or with respect to any other Transferred Assets for all Taxable Periods ending on, before or including the Closing Date and with due dates (including by way of a properly filed extension) on or after the Closing Date (the “Post-Closing Returns”). Such Post-Closing Returns shall be true, correct and complete in all material respects and shall be prepared in a manner consistent with prior practice, unless otherwise required by applicable Law. The Buyer shall deliver any such Post-Closing Returns to the Seller Representative at least 15 Business Days before its due date, and the Seller Representative shall have the right to review and provide comments on the post-Closing Returns, and the Buyer shall act reasonably in deciding whether to accept or reject such comments. If the Seller does not provide comments within 10 Business Days after receipt of the Post Closing Returns, the Seller shall be deemed to have accepted the Post Closing Returns without comment. The Seller will pay the Buyer the amount of Taxes shown as being due on a Tax Return that are attributable to any Taxable Period (or portion thereof) ending before the Closing Date at least five (5) Business Days before the due date of any payment required to be made with respect to any Post-Closing Return, unless such cost is already borne by the Seller pursuant to other provisions of this Agreement.

8.3. Tax Cooperation and Exchange of Information. The Seller Representative and the Seller will: (i) after the Closing (x) reasonably assist and cause the Seller to assist the Buyer in preparing and filing any Tax Returns that the Buyer is responsible for preparing and filing with respect to the Transferred Assets, and (y) reasonably cooperate in preparing for any audits by, or disputes or other Proceedings with, any Taxing Authority or with respect to any matters relating to Taxes of or affecting the Seller; and (ii) make available to the Buyer and to any Taxing Authority as reasonably requested by the Buyer all information, records and documents relating to Tax matters (including Tax Returns) of or relating to the Transferred Assets relating to any Taxable Period that begins on or before the Closing Date that remain in the Seller’s control. The Buyer will keep any information obtained under this Section 8.3 confidential, except (x) as may be necessary in connection with the filing of Tax Returns or Claims for refund or the conduct of any audit, litigation or other Proceeding with respect to Taxes, (y) with the consent of the Seller Representative, and (z) that the Seller Representative will have the right to review such information.

8.4. Conveyance Taxes. Notwithstanding anything to the contrary contained in this Agreement, all transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes and stock transfer Taxes), all penalties, interest and additions to Tax, and any and all fees incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid 50% by the Buyer and 50% by the Seller. Each Party to this Agreement will cooperate in the timely making of all filings, returns, reports and forms required in connection with this Agreement.

8.5. Contests.

(a) The Buyer will notify the Seller Representative in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial Proceeding or of any demand or Claim on the Buyer and its Affiliates or the Seller that, if determined adversely to the taxpayer after the lapse of time, could be grounds for indemnification by the Seller under Section 8.1, provided that the failure to provide notice will not affect any rights under this Agreement, except to the extent the failure prejudices the Indemnifying Party. The Buyer’s notice will contain factual information (to the extent known to the Buyer and its Affiliates) briefly describing the asserted Tax liability and will include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax liability.

(b) The Seller Representative will have the sole right, at its expense, to control the conduct of, a Tax audit or administrative or judicial Proceeding (a “Contest”) that relates to Taxable Periods ending before the Closing Date; provided that, if any such Proceeding would result in an adjustment to Tax that would have an adverse effect on the Buyer or any of its Affiliates for a period ending after the Closing Date, the Seller Representative (i) will permit the Buyer to participate in the Proceeding, and (ii) will not settle or otherwise compromise the Proceeding without the Buyer’s prior written consent, which consent will not be unreasonably withheld.

(c) The Seller Representative may elect to participate, at its expense, in any Contest involving any asserted Tax liability for Straddle Period Taxes with respect to which indemnity may be sought from the Seller pursuant to Section 8.1.

(d) The Buyer will not take any position or agree to any settlement in a Contest that would result in liability of the Seller or an indemnity Claim by the Buyer or the Buyer Sub against the Seller without the Seller Representative’s prior written consent, which consent will not be unreasonably withheld, except as follows:

(i) the Buyer will notify the Seller Representative in writing (when practical) of the Buyer’s intent to take any such position in a Contest, and include with the notice a description of the Buyer’s position and its rationale for doing so;

(ii) if within 10 days after the Buyer gives its notice, the Seller Representative gives the Buyer written notice objecting to its position, then the Parties will meet, together with their respective attorney(s) and/or accountant(s), as promptly as feasible, and attempt to agree on a position and/or strategy for the Buyer to take in the matter;

(iii) if the Parties are unable to agree on a position and/or strategy, then either Party may refer the matter to the Appointed Arbiter to review their respective positions and to provide their arguments in support of the positions;

(iv) if the Appointed Arbiter determines that there is substantial authority within the meaning of Treasury Regulations Section 1.6662-4(d)(2) for the position asserted by the Seller Representative, then the Buyer will proceed with such position in the Contest;

(v) alternatively, if the Appointed Arbiter determines that there is no substantial authority for the position asserted by the Seller Representative, then the Buyer may proceed with the Contest taking the position the Appointed Arbiter recommends as being feasible, with a substantial authority basis that is favorable to the Buyer;

(vi) the Buyer will, upon the Seller Representative’s request, appeal a determination in a Contest (at the Seller Representative’s sole cost and expense, which the Seller Representative will pay directly and not from the Escrow Amount); provided, the Buyer need only assert positions that the Appointed Arbiter determines have substantial authority within the meaning of Treasury Regulations Section 1.6662-4(d)(2); and

(vii) the Buyer will pay one-half of the fees, costs and expenses of the Appointed Arbiter and the Seller Representative will pay the other one-half, except as provided in Section 8.5(d)(vi).

8.6. Audits for Pre-Closing Taxable Periods. Except as provided in Section 8.5(b), after the Closing, the Buyer will control any subsequent Tax Proceeding, or any future audit or Proceedings for any Taxable Period (including any Taxable Period ending before the Closing Date), but the Seller Representative may participate at its own expense in any such audit or Proceeding for any Taxable Period ending before the Closing Date. Neither the Buyer nor the Buyer Sub will take any position or agree to any settlement in an audit that will result in liability to the Seller or an indemnity claim against the Seller by the Buyer or the Buyer Sub without the consent of the Seller Representative, which may not be unreasonably withheld. If the Parties disagree on an audit position or settlement, then the position that the Buyer Sub will take in the Contest will be determined in accordance with the procedure set forth in Section 8.5(d).

8.7. Tax Covenants. All Contracts under which any Transferred Subsidiary may at any time have an obligation to indemnify for or share the payment of or liability for any portion of a Tax (or any amount calculated with reference to any portion of a Tax) will be terminated with respect to the Transferred Subsidiaries, and the Transferred Subsidiaries will be released from any liability under such Contracts.

8.8. RESERVED.

8.9. Allocation of Purchase Price.

(a) The Seller and the Buyer agree to allocate the Purchase Price in accordance with the fair market value of the Transferred Assets and the Assumed Liabilities and in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. The Purchase Price will be allocated among the Transferred Assets in accordance with Exhibit D.

(b) The Parties agree to (i) prepare and timely file (or cause there to be prepared and timely filed) all applicable Tax Returns, including Form 8594 (and all supplements thereto), in a manner consistent with the allocation of the Purchase Price as finalized and (ii) act in accordance with the allocation of the Purchase Price for all applicable Tax purposes, unless otherwise required by applicable Tax Laws, and no Party (nor any of their Affiliates) shall take or concede to a position with a Taxing Authority, that is inconsistent with the allocation of the Purchase Price unless otherwise required by applicable Tax Laws; provided that if a Party proposes a settlement or other final disposition of a contest with a Taxing Authority inconsistent, in whole or in part, with such allocation, such Party may proceed with such settlement or other disposition unless the other Party requests that such Party (x) contest the matter further and (y) agrees to bear the cost and expense of such further contest. The Seller Representative and the Buyer hereby agree to revise the allocation of the Purchase Price to reflect any adjustment made to the Purchase Price pursuant to Section 2.8 hereto.

8.10. Miscellaneous.

(a) For Tax purposes, the Parties agree to treat any indemnification payment under this Agreement, including under this Article VIII and Article IX, as adjustments to the Purchase Price, unless otherwise required by Law and subject to Section 2.10.

(b) Except as expressly otherwise provided in this Agreement, this Article VIII will be the sole provision governing indemnities for Taxes under this Agreement.

(c) For purposes of this Article VIII, all references to any Party or any Affiliates of any Party include successors.

(d) Notwithstanding anything to the contrary contained in this Agreement, all representations and warranties relating to Taxes contained in this Agreement will survive until 5:00 p.m. Central Time on the second anniversary of the Closing Date and any Claim notice for monetary damages for a breach of any such representations or warranties shall be barred unless it has been provided by such date, but the Parties may seek specific enforcement of any covenant or obligation relating to Taxes in accordance with Section 12.10. Notwithstanding anything to the contrary, the covenants and agreements of the Parties contained in this Article VIII (including, for the avoidance of doubt, the covenants set forth in Section 8.1(a)(ii)-(iv) of this Agreement) shall survive the Closing and remain in full force and effect until the date that is 12 months after the date they are fully performed in accordance with their terms or are otherwise terminated, whether by their terms or as a matter of applicable Law. For the avoidance of doubt, if no date for full performance is specified (for example, covenants and agreements in Section 8.1), such covenants and agreements shall survive in perpetuity. Notwithstanding anything in the foregoing, with respect to any Claim under Section 8.1, the obligations of the Seller Stockholders under Section 8.1(f) will survive until the expiration of the applicable statutes of limitation for such Claim.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1. Survival of Representations and Warranties.

(a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Seller (contained in Article IV), of the Seller Stockholders (contained in Article V) and of the Buyer (contained in Article VI) will survive the Closing and remain in full force and effect until 5:00 p.m. Central Time on the second anniversary of the Closing Date.

(b) The covenants and agreements of the Parties contained in this Agreement will survive the Closing and remain in full force and effect until the date that is 12 months after the date they are fully performed in accordance with their terms or are otherwise terminated, whether by their terms or as a matter of applicable Law. For the avoidance of doubt, if no date for full performance is specified (for example, covenants and agreements in this Article IX), such covenants and agreements shall survive in perpetuity.

(c) Neither the Closing nor the Buyer Parent’s waiver of any condition to the Closing constitutes a waiver of any of the rights to indemnification the Buyer has under this Agreement, except that if the Buyer Parent agrees in writing to waive any of its rights to indemnification under Article VIII or this Article IX, the Buyer Parent will be deemed to have waived its right to indemnification as set forth in such written waiver. Each Indemnified Party and Tax Indemnitee will be deemed to have waived its right to indemnification to the same extent any such right is waived by the Buyer Parent pursuant this Section 9.1(c).

(d) Neither the Closing nor the Seller Representative’s waiver of any condition to the Closing constitutes a waiver of any of the rights to indemnification the Seller has under this Agreement, except that if the Sellers Representative agrees in writing to waive any of the Seller’s or the Seller Stockholders’ rights to indemnification under this Article IX, the Seller and the Seller Stockholders will be deemed to have waived their rights to indemnification as set forth in such written waiver. Each Indemnified Party will be deemed to have waived its right to indemnification to the same extent any such right is waived by the Seller Representative pursuant this Section 9.1(d).

9.2. Indemnification Obligations of the Seller. From and after the Closing, and except with respect to Taxes, the Seller will indemnify, defend and hold harmless the Buyer

Parent and the Buyer Sub, any parent, Subsidiary, associate, Affiliate, shareholder or Representative of any of the foregoing Persons, and their respective representatives, successors and permitted assigns (in each case other than the Seller, any Seller Stockholder or any beneficiary of any Seller Stockholder that is a trust, solely in their capacity as such) (all referred to individually as a “Buyer Indemnified Party” and collectively as the “Buyer Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, all losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement (collectively, “Losses”) that any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of:

(a) any inaccuracy in or breach of any representation or warranty made by the Seller or any Seller Stockholders under this Agreement or in any certificate delivered by the Seller or any Seller Stockholders pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant or agreement on the part of the Seller, the Seller Representative or any Seller Stockholders under this Agreement or in any certificate delivered by the Seller, the Seller Representative or any Seller Stockholders pursuant to this Agreement;

(c) any Excluded Liability;

(d) any Claim by a holder of or former holder of the capital stock or other equity interests of the Seller, or any other Person: (i) seeking to assert ownership or rights to ownership of any shares of capital stock or other equity interests of the Seller; (ii) based upon any rights of a holder of capital stock, equity interests, option or preemptive rights of the Seller; or (iii) based upon any rights under the Organizational Documents of the Seller;

(e) the acts and omissions of, or reliance in accordance with Section 10.1(b) upon, the Seller Representative; and

(f) any fees, expenses or other payments incurred or owed by the Seller, the Seller Representative or any Seller Stockholder or any of their respective Affiliates to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, (i) the Buyer Indemnified Parties are intended third party beneficiaries under this Agreement and will be entitled to directly enforce any indemnification rights to which they may be entitled under this Agreement, and (ii) the Seller has no responsibility or liability respecting the Lenexa Purchase Agreement.

9.3. Indemnification Obligations of the Buyer. From and after the Closing, and except with respect to Taxes, the Buyer will indemnify, defend and hold harmless the Seller and any parent, Subsidiary, associate, Affiliate, trustee, shareholder or Representative of any of the foregoing Persons, and their respective representatives, successors and permitted assigns (all referred to individually as a “Seller Indemnified Party” and collectively as the “Seller Indemnified Parties”) from and against and pay on behalf of or reimburse such party in respect of, all Losses that any Seller Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, or relating to or by virtue of:

(a) any inaccuracy in or breach of any representation or warranty made by the Buyer under this Agreement or in any certificate delivered by the Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant or agreement on the part of the Buyer under this Agreement or in any certificate delivered by the Buyer pursuant to this Agreement;

(c) any Assumed Liability; and

(d) any fees, expenses or other payments incurred or owed by the Buyer or any of its respective Affiliates to any agent, broker, investment banker or other firm or Person retained or employed in connection with the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary contained in this Agreement, (i) the Seller Indemnified Parties are intended third party beneficiaries under this Agreement and will be entitled to directly enforce any indemnification rights to which they may be entitled under this Agreement, and (ii) the Buyer has no responsibility or liability respecting the Lenexa Purchase Agreement.

9.4. Indemnification Procedure.

(a) The Buyer Indemnified Party or the Seller Indemnified Party (as applicable, the “Indemnified Party”) will promptly give the Party or Parties obligated to indemnify the Indemnified Party under this Article IX (the “Indemnifying Party”) written notice of any Claim (including any pending or threatened Claim by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement) to indemnification under this Article IX. The failure to provide notice will not affect any rights under this Agreement, except to the extent the failure actually prejudices the Indemnifying Party. Any notices and communications to the Seller under this Article IX will be given to or made with the Seller Representative. The Parties agree that (i) in this Article IX they intend to shorten the applicable statute of limitations period with respect to certain Claims; (ii) notices for Claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement; provided, that if, prior to such applicable date, an Indemnified Party shall have notified the Indemnifying Party in accordance with this Section 9.4 of a Claim for indemnification under this Article IX (whether or not formal legal action shall have been commenced based upon such claim), such Claim shall continue to be subject to indemnification in accordance with this Article IX notwithstanding the passing of such applicable date.

(b) If the indemnity Claim involves a Claim by a third party against any Indemnified Party (a “Third Party Claim”), the Indemnifying Party may, within 10 Business

Days after receipt of notice and upon written notice to the Indemnified Party, assume on behalf of the Indemnified Party, through counsel of its choosing and at its expense, the settlement or defense of the Third Party Claim so long as:

(i) the Indemnifying Party notifies the Indemnified Party in writing within the 10 Business Day period that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim,

(ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief,

(iii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations under this Agreement,

(iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party or the Buyer, and

(v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently;

except that the Indemnified Party may participate in the settlement or defense of the Third Party Claim through counsel chosen by it at its expense; and except that, if the Indemnified Party reasonably determines that representation by the Indemnifying Party’s counsel of the Indemnifying Party and the Indemnified Party may present such counsel with a conflict of interests, then the Indemnifying Party will pay the reasonable fees and expenses of the Indemnified Party’s counsel. The Indemnified Party and the Indemnifying Party will reasonably cooperate with each other in connection with the Third Party Claim. For the avoidance of doubt, the Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party in accordance with Section 9.4(b)(i) assuming the settlement or defense of the Third Party Claim. Notwithstanding anything to the contrary in this Section 9.4, the Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment in respect of any Third Party Claim, other than a solely monetary settlement including (i) full payment by the Indemnifying Party, (ii) a full release of the Indemnified Party and (iii) no finding or admission of any wrongdoing or violation of Law. If the Indemnifying Party is not contesting the Third Party Claim in good faith, then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense of the Third Party Claim, and the Indemnifying Party will cooperate with the Indemnified Party and its counsel in connection with such settlement or defense. Notwithstanding the foregoing, the Indemnified Party may not settle, compromise or consent to the entry of any judgment with respect to any Claim which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such Claim without the prior written consent of the Indemnifying Party. The failure of the Indemnified Party to participate in, conduct or control the defense will not relieve the Indemnifying Party of any obligation they may have under this Agreement or otherwise under the Laws.

(c) The Indemnified Party and Indemnifying Parties will reasonably cooperate with each other to implement the provisions of this Section 9.4.

9.5. Calculation of Indemnity Payments. In connection with any indemnity Claim, the amount of any Losses for which indemnification is provided under Article VIII or this Article IX in connection with such indemnity Claim will be (a) calculated on an After-Tax Basis, with the Indemnified Party reimbursing the Indemnifying Party for any Tax Benefit actually realized from the payment of the indemnity Claim within 10 days after the filing of the Tax Return reporting such Tax Benefit, and (b) (i) reduced by the amount of any insurance proceeds actually received by the Indemnified Party in connection with such indemnity Claim or such Losses and (ii) increased by the amount of any costs of collection in connection with such indemnity Claim or such Losses; provided that if the Indemnified Party actually receives any insurance proceeds in connection with such indemnity Claim or such Losses after the Indemnifying Parties indemnifies the Indemnified Party for such Losses, the Indemnified Party will remit to the Indemnifying Party any such insurance proceeds actually received, but only up to the amount of indemnification proceeds actually received from the Indemnifying Party.

9.6. Tax Matters. The rights and obligations of the Parties with respect to indemnification for any Tax matters (except as specifically provided elsewhere in this Article IX or in this Agreement) will be governed solely by Article VIII.

9.7. Relation of Indemnity to Indemnity Escrow Amount. Other than with respect to Taxes (which are governed by Article VIII):

(a) If a Buyer Indemnified Party is entitled to indemnification from the Seller under Article IX, the Buyer will collect the amount due for indemnification (subject to the procedures and limitations set forth in this Agreement) solely from the funds then held in the Indemnity Escrow Account under the Escrow Agreement, except in the case of a breach of Section 2.8, for which any other recourse is expressly permitted.

(b) From and after the Closing, the right to indemnification of the Indemnified Parties pursuant to Article IX will be (i) the sole and exclusive remedy for any breach of any representation or warranty of an Indemnifying Party, and (ii) the sole and exclusive monetary remedy for any breach of any covenant or agreement of an Indemnifying Party (it being understood that the Parties have the right to seek equitable relief, including specific performance), in either case (i) or (ii), whether a contract claim, a tort claim, a statutory claim or otherwise (other than with respect to any Losses arising out of fraud or criminal misconduct or bad faith), (A) under this Agreement or the Disclosure Schedule, (B) in any certificate or other document delivered by or on behalf of any Party under this Agreement or (C) otherwise arising from or in connection with the transactions contemplated under this Agreement.

9.8. Indemnification Amounts; Limitations. Except with respect to an indemnification Claim under Article VIII, notwithstanding anything to the contrary in this Agreement:

(a) the Seller will not be liable for any indemnification Claim pursuant to Section 9.2(a) (other than with regard to a breach of any Fundamental Representations or Extended Representations made by the Seller or the Seller Stockholders) unless and until the Dollar amount of all indemnifiable Losses under this Agreement in the aggregate exceeds $6,270,000, in which case the Seller will be obligated to indemnify the Indemnified Party for the total amount of all indemnifiable Losses. For the avoidance of doubt, any indemnifiable Losses in connection with a breach of any Fundamental Representation or Extended Representation shall be subject to indemnification under Section 9.2(a) without regard to the foregoing threshold.

(b) in no event will the aggregate indemnification obligations of the Seller pursuant to Section 9.2 exceed the Indemnity Escrow Amount, except that an Indemnified Party’s right to seek indemnification under this Agreement for any Losses arising out of fraud or criminal misconduct or bad faith will not be subject to or limited by the limits contained in this Section 9.8.

(c) the Seller will not be liable for any Losses that have been expressly included in the calculation of the Post-Closing Purchase Price Adjustment Amount pursuant to Section 2.8.

(d) the Seller will not be liable for any incidental, consequential or punitive damages from a breach of the representations and warranties or covenants contained in this Agreement unless (i) the Seller or any Seller Stockholder (or in the case of a Seller Stockholder that is a trust, the trustee and/or any beneficiary of such trust) had actual knowledge of the breach and did not disclose it on the Disclosure Schedule or (ii) such damages are awarded in connection with a Third Party Claim.

(e) The Indemnified Parties and Tax Indemnitees are required to take commercially reasonable action to mitigate their Losses.

ARTICLE X

SELLER REPRESENTATIVE

10.1. Authorization of the Seller Representative.

(a) The Seller and each Seller Stockholder appoints Gerald A. Kelly, Jr. as the Seller Representative, and Gerald A. Kelly, Jr. accepts the appointment as the Seller Representative to serve as the Seller’s, each Seller Stockholder’s and Adaplis’ agent and attorney-in-fact for and on behalf of the Seller, each Seller Stockholder and Adaplis in connection with, and to facilitate the consummation of the transactions contemplated under, this Agreement, the Ancillary Agreements and any other related transaction documents, and in connection with the activities to be performed on behalf of the Seller, any Seller Stockholder and Adaplis under this Agreement, the Ancillary Agreements and any other related transaction documents for the purposes and with the powers and authority set forth in this Article X, which will include the full power and authority:

(i) to take such actions and to execute and deliver such amendments, modifications, waivers, terminations and consents in connection with this Agreement, the Ancillary Agreements and the other transaction documents and the consummation of the transactions contemplated under this Agreement, the Ancillary Agreements and any other related transaction documents as the Seller Representative, in his reasonable discretion, deems necessary or desirable to give effect to the intentions of this Agreement, the Ancillary Agreements and the other transaction documents;

(ii) as the agent of the Seller, each Seller Stockholder and Adaplis, to enforce and protect the rights and interests of the Seller, each Seller Stockholder and Adaplis and to enforce and protect the rights and interests of the Seller Representative arising out of or under or in any manner relating to this Agreement, the Ancillary Agreements and each other transaction document and, in connection therewith, to:

(A) resolve all questions, disputes, conflicts and controversies concerning (1) the payment of any Escrow Amounts under this Agreement or the Lenexa Purchase Agreement, (2) indemnification claims pursuant to Article VIII and Article IX of this Agreement or Article VIII of the Lenexa Purchase Agreement, and (3) the Estimated Closing Schedule, the Actual Closing Schedule and Post-Closing Purchase Price Adjustment (or similar documents or adjustments) in this Agreement and the Lenexa Purchase Agreement;

(B) employ such agents, consultants and professionals, to delegate authority to his agents, to take such actions and to execute such documents on behalf of the Seller, each Seller Stockholder or Adaplis in connection with Article VIII and Article IX of this Agreement and Article VIII of the Lenexa Purchase Agreement as the Seller Representative, in his reasonable discretion, deems to be in the best interest of the Seller, each Seller Stockholder or Adaplis, as applicable;

(C) investigate, defend, contest or litigate any action initiated by an Indemnified Party or Tax Indemnitee, or any other Person, against the Seller, each Seller Stockholder or Adaplis, as applicable, and receive process on behalf of the Seller, each Seller Stockholder or Adaplis, as applicable, in any such claim, action or investigation and compromise or settle on such terms as the Seller Representative determines to be appropriate, give receipts, releases and discharges on behalf of the Seller, each Seller Stockholder or Adaplis, as applicable, with respect to any such claim, action or investigation;

(D) file any proofs, debts, claims and petitions as the Seller Representative may deem advisable or necessary;

(E) settle or compromise any Contest or Third Party Claims (pursuant to the terms of this Agreement) asserted under Article VIII or Article IX of this Agreement or Article VIII of the Lenexa Purchase Agreement;

(F) assume, on behalf of the Seller, Adaplis or any Seller Stockholder, the defense of any Contest or Third Party Claim (pursuant to the terms of this Agreement or the Lenexa Purchase Agreement, as applicable) that is the basis of any claim asserted under Article VIII or Article IX of this Agreement or Article VIII of the Lenexa Purchase Agreement;

(G) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing Contests or Third Party Claims, actions or investigations, it being understood that the Seller Representative will not have any obligation to take any such actions, and will not have liability for any failure to take such any action; and

(H) execute any Joint Written Instruction;

(iii) to enforce payment of any other amounts payable to the Seller, any Seller Stockholder or Adaplis, in each case on behalf of the Seller, any Seller Stockholder or Adaplis, as applicable, in the name of the Seller Representative;

(iv) to waive or refrain from enforcing any right of the Seller, any Seller Stockholder, Adaplis and/or the Seller Representative arising out of or under or in any manner relating to this Agreement, the Ancillary Agreements or any other transaction document; and

(v) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative, in his sole and absolute direction, considers necessary or proper or convenient in connection with or to carry out the activities described above in paragraphs (i) through (iv) and the transactions contemplated under this Agreement, the Ancillary Agreements or any other related transaction documents.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the Buyer and the Lenexa Buyer Sub is entitled to rely exclusively upon any and all communications of the Seller Representative under this Agreement or the Lenexa Purchase Agreement as the communications of the Seller, each Seller Stockholder or Adaplis, as applicable. Each of the Buyer and the Lenexa Buyer Sub (i) need not be concerned with the authority of the Seller Representative to act on behalf of the Seller, each Seller Stockholder or Adaplis and (ii) will not be held liable or accountable by the Seller, any Seller Stockholder, or Adaplis or any other Person in any manner for any act or omission of, or any act or omission of the Buyer and/or the Lenexa Buyer Sub in accordance with or in reliance upon any act or omission of the Seller Representative. Any decision, act, consent or instruction of the Seller Representative shall constitute a decision, act, consent or instruction of the Seller, each Seller Stockholder or Adaplis, as applicable, and shall be final, binding and conclusive upon each of the Seller, each Seller Stockholder and Adaplis, and each of the Buyer and the Lenexa Buyer Sub and their respective Representatives may fully rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of the Seller, each Seller Stockholder and Adaplis, as applicable. Each of the Buyer and the Lenexa Buyer Sub are relieved from any Claim of the Seller, any Seller Stockholder, Adaplis and any Affiliate or Related Party of the Seller, Adaplis or any Seller Stockholder, which the Seller, each Seller Stockholder and Adaplis hereby waives, or any other Person, for any acts taken in accordance with such decision, act, consent or instruction of the Seller Representative.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Seller, each Seller Stockholder, and the Sellers Representative acknowledge and agree that (i) except as and to the extent expressly provided in this Agreement, the Seller Representative may not enter into or grant any amendments, modifications, waivers or consents unless such amendments, modifications, waivers or consents affect each Seller Stockholder consistently and to the same relative extent, and (ii) any such amendment, modification, waiver or consent that affects any Seller Stockholder in a manner that is adverse in relation to the other Seller Stockholders must be executed by such adversely-affected Seller Stockholder to be binding on such Seller Stockholder.

(d) Each of the Seller, each Seller Stockholder and Adaplis makes, constitutes and appoints the Seller Representative such Person’s true and lawful attorney-in-fact for and in such Person’s name, place, and stead and for its use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver, or record any and all agreements, instruments or other documents, and to take any and all actions, that are within the scope and authority of the Seller Representative provided for in this Section 10.1. The grant of authority provided for in this Section 10.1(d) is coupled with an interest and is being granted, in part, as an inducement to the Parties to enter into this Agreement and is irrevocable and will survive the death, incompetency, bankruptcy or liquidation of the Seller, any Seller Stockholder or Adaplis and will be binding on any successor thereto, and will survive the payment of all or any portion of the Escrow Amounts. All decisions by the Seller Representative will constitute a decision the Seller, each Seller Stockholder or Adaplis, as applicable, and shall be final, binding and conclusive upon the Seller, each Seller Stockholder or Adaplis, as applicable, and none of the Seller, any Seller Stockholder nor Adaplis will have any right to object, dissent, protest, or otherwise contest the Seller Representative’s decisions.

(e) If Gerald A. Kelly, Jr. becomes unable to perform his responsibilities as the Seller Representative under this Agreement or resigns from such position, Thomas Walsh will automatically be appointed to replace Gerald A. Kelly, Jr. as the Seller Representative. Anything heretofore notwithstanding, so long as Gerald A. Kelly, Jr. remains employed as Chief Executive Officer of the Buyer Sub, Gerald A. Kelly, Jr. shall not resign from such position without the Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Any former Seller Representative will be entitled to the same indemnification rights and protection from liability provided to a then-serving Seller Representative with regard to any actions taken while serving as the Seller Representative.

(f) For purposes of obtaining consent from any individual appointed as the Seller Representative, the Buyer may rely on documents executed in multiple counterparts, the signatures of each individual appointed as the Seller Representative need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or portable document format (.pdf) is as effective as executing and delivering such signature page in the presence of the other Parties to this Agreement.

10.2. Compensation; Exculpation.

(a) The Seller Representative is not entitled to any fee, commission or other compensation for the performance of his service under this Agreement; provided, however, that if the Seller Representative incurs out-of-pocket expenses in connection with the actions contemplated under this Agreement, the Seller Representative will be entitled to reimbursement, following the Effective Time, of all such expenses from the Seller (including the Admin Escrow Amount). The Seller Representative will maintain invoices and other evidences of the expenses reimbursed.

(b) In dealing with this Agreement, the Ancillary Agreements and any other instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Seller Representative: (i) the Seller Representative will not assume any, and will incur no, responsibility whatsoever to the Seller or Adaplis by reason of any error in judgment or other act or omission performed or omitted under this Agreement or in connection with this Agreement, the Ancillary Agreements or any other transaction document, unless the Seller Representative’s error in judgment, act or omission constitutes gross negligence or willful misconduct, (ii) the Seller Representative will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Seller Representative pursuant to such advice will in no event subject the Seller Representative to liability to the Seller or Adaplis unless by the Seller Representative’s gross negligence or willful misconduct, and (iii) the Seller Representative will be entitled to indemnification from and be held harmless by the Seller or Adaplis, as applicable, against any loss, expense (including reasonable attorneys’ fees) or other liability arising out of his service as a Seller Representative under this Agreement or the Lenexa Purchase Agreement, other than for harm directly caused by the Seller Representative’s gross negligence or willful misconduct. Except as set forth in the previous sentence and except with respect to the Seller Representative’s intentional failure to perform any affirmative contractual duty of the Seller Representative under this Agreement or the Lenexa Purchase Agreement, notwithstanding anything to the contrary contained in this Agreement, the Seller Representative, in his role as Seller Representative, will have no direct liability whatsoever to the Buyer, any Tax Indemnitee or any Buyer Indemnified Party. For the avoidance of doubt, nothing in this Section 10.2 is intended to expand or limit the rights of the Buyer, any Tax Indemnitee or any Buyer Indemnified Party under Article VIII or Article IX of this Agreement or Article VIII of the Lenexa Purchase Agreement.

(c) All of the immunities and powers granted to the Seller Representative under this Agreement will survive the Closing and/or any termination of this Agreement.

(d) Any disputes arising between or among the Seller, any Seller Stockholder, Adaplis and the Seller Representative related to the Seller Representative’s performance of his duties under this Agreement will be governed by the laws of the State of Kansas without regard to conflicts of laws principles.

ARTICLE XI

TERMINATION

11.1. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either the Buyer Parent or the Seller if (i) the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement) on or before the date that is 75 days after the date of this Agreement, or such later date as the Parties may agree upon (the “Outside Date”); provided, however, that if the sole reason that the Closing has not occurred is that the condition set forth on Section 3.5(a) has not been fulfilled on or prior to the date that is 75 days after the date of this Agreement, such date shall automatically be extended to the date that is 90 days after the date of this Agreement, which date shall be the “Outside Date” for all purposes of this Article XI, or (ii) any condition set forth in Section 3.5 is incapable of being satisfied prior to the Outside Date;

(b) by the Buyer Parent (but only so long as the Buyer is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of the Seller or the Seller Stockholders such that one or more of the conditions to Closing set forth in Section 3.3 and Section 3.5 are not capable of being fulfilled as of the Outside Date;

(c) by the Seller Representative (but only so long as the Seller and the Seller Stockholders are not in material breach of their respective obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of the Buyer such that one or more of the conditions to Closing set forth in Section 3.4 and Section 3.5 are not capable of being fulfilled as of the Outside Date; or

(d) by mutual consent of the Buyer Parent and the Seller.

11.2. Effect of Termination. Each Party’s right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the Parties under this Agreement will terminate, except that the rights and obligations in this Section 11.2 and Article XII will survive any termination. In addition, if this Agreement is terminated by a Party because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1. Notices. Any notice, request, demand, waiver, consent, approval or other communications required or permitted under this Agreement or any Ancillary Agreement must be in writing and, unless otherwise provided in this Agreement or the Ancillary Agreement, will be deemed given and received when (i) delivered personally to the recipient (with written confirmation of receipt), (ii) sent by electronic facsimile transfer (with confirmation of transmission by the transmitting equipment and confirmed in writing by mail or overnight courier service), (iii) mailed by registered or certified mail, return receipt requested and postage prepaid, or (iv) sent by a nationally recognized overnight courier service, charges prepaid. The notice, request, demand, waiver, consent, approval or other communication must be delivered, sent or mailed to the recipient at the following address or facsimile number (or to such other address or facsimile number as the addressee specifies in a notice given to the sender as provided in this Section 12.1):

(a) If to the Buyer, to:

Avon Products, Inc.

1345 Avenue of the Americas

New York, NY 10105-0196

Attention: Vice Chairman

with copies (which will not constitute notice) to:

Avon Products, Inc.

1345 Avenue of the Americas

New York, NY 10105-0196

Attention: General Counsel

Sullivan & Cromwell LLP,

125 Broad Street

New York, NY 10004

Attention: Frank J. Aquila, Esq.

  Audra D. Cohen, Esq.

Facsimile: 212-291-9004

Telephone: 212-558-4000

(b) If to the Seller, any Seller Stockholder or the Seller Representative, to both:

Gerald A. Kelly, Jr.

10393 S Highland Circle

Olathe, KS 66061

and

Thomas Walsh

3140 W. 138th Terrace

Leawood, KS 66224

with copies (which will not constitute notice to the Seller, any Seller Stockholder or the Seller Representative) to:

Lathrop & Gage LLP

2345 Grand Boulevard

Kansas City, MO 64108

Attention: Mark A. Bluhm, Esq.

  Wallace E. Brockhoff, Esq.

Facsimile: 816-292-2001

Telephone: 816-460-5829

12.2. Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay its own expenses incidental to the preparation of this Agreement and in preparing to consummate and consummating the transactions contemplated under this Agreement and the Ancillary Agreements. The Buyer will pay any filing fees required by the HSR Act.

12.3. Successors and Assigns. No Party may assign any of its rights under this Agreement without the prior written consent of the other Parties, except that (a) the Buyer may (1) assign any or all of its rights and interests under this Agreement and any Ancillary Agreement to one or more of its Affiliates, and (2) designate one or more of its Affiliates to perform its obligations under this Agreement and the Ancillary Agreements, but the Buyer will not be relieved of its obligations under this Agreement or the Ancillary Agreements in the event of any such assignment or designation, and (b) after the Closing, the Seller may assign its right to receive cash payments from the Buyer under this Agreement and the Escrow Agreement to the Seller Stockholders in proportion to their ownership of the Seller, including the right to receive disbursements of escrow funds under the Escrow Agreement and the Earnout Payment under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the respective successors, heirs, executors, administrators and permitted assigns of the Parties. Subject to the other provisions of this Section 12.3, nothing expressed or referred to in this Agreement will be construed to (i) give any

Person other than the Parties any legal or equitable right, remedy or Claim under or with respect to this Agreement or any provision of this Agreement, (ii) create any obligation to continue the employment of any Employee, or (iii) create any third-party beneficiary rights in any employee or in any employee’s beneficiary or dependent or collective bargaining representative with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any employee under any Benefit Plan. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors, heirs, executors, administrators and permitted assigns. Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that (A) the Tax Indemnitees (other than the Buyer) are third party beneficiaries of Article VIII and (B) the Indemnified Parties (other than the Buyer) are third party beneficiaries of Article IX.

12.4. Extension; Waiver. The Buyer, on the one hand, and the Seller Representative, on behalf of the Seller and each Seller Stockholder, on the other hand, may, by written notice to the other: (a) extend the time for performance of any of the other’s obligations under this Agreement, (b) waive any inaccuracies in the other’s representations or warranties contained in this Agreement, (c) waive compliance with any of its conditions or the covenants owed to it contained in this Agreement, or (d) waive or modify performance of any of the other’s obligations under this Agreement. Except as provided in the immediately preceding sentence, no action taken under this Agreement will be deemed to constitute a waiver of compliance with any representation, warranty, condition or covenant contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

12.5. Entire Agreement. This Agreement, the Ancillary Agreements, and any schedules and exhibits to this Agreement and the Ancillary Agreements (including the Disclosure Schedules) supersede any other agreement, whether written or oral, that may have been made or entered into by any Party relating to the matters contemplated under this Agreement and constitute the entire agreement by and among the Parties, subject to the Confidentiality Agreement.

12.6. Amendments, Supplements, Etc.This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by the Buyer and the Seller Representative to be necessary, desirable or expedient to further the purposes of this Agreement or to clarify the intention of the Parties.

12.7. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by and construed under Delaware law, without giving effect to any choice of law or conflict of law rules or provisions (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

12.8. Consent to Jurisdiction. The Buyer Parent, the Buyer Sub, each Seller Stockholder, the Seller and the Seller Representative in his capacity as such irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware or any Delaware court sitting in Wilmington, Delaware for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or the subject matter of this Agreement.

Each Party, to the extent applicable law permits, waives, and will not assert by way of motion, as a defense or otherwise, in any suit, action or proceeding brought in the above-named courts, any Claim that: (a) it is not subject personally to the jurisdiction of those courts, (b) the suit, action or proceeding is brought in an inconvenient forum, (c) the venue of the suit, action or proceeding is improper, or (d) the Agreement or its subject matter may not be enforced in or by these courts.

12.9. Waiver of Jury Trial. Each Party waives, to the fullest extent permitted by Law, the right to trial by jury in any legal proceeding arising out of or relating to the Agreement or the Ancillary Agreements.

12.10. Specific Performance.

(a) Except as expressly set forth in this Agreement, the rights and remedies of the Parties hereto are cumulative. The transactions contemplated under this Agreement are unique transactions and any failure on the part of any Party to complete the transactions contemplated under this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other Parties irreparable harm.

(b) In the event of any breach or threatened breach by the Seller Representative, any Seller Stockholder or the Seller, on the one hand, or the Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Seller Representative, each Seller Stockholder and the Seller, on the one hand, and the Buyer, on the other hand (as applicable), are entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. For the avoidance of doubt, this Section 12.10 shall survive the Closing and shall be available with respect to any breaches or threatened breaches of this Agreement with respect to covenants and obligations required to be performed under this Agreement.

12.11. Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the prevailing party in such litigation, action, arbitration or proceeding will be reimbursed by the losing party. If a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding will award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

12.12. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which together will constitute only one agreement. The signatures of the Parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or portable document format (.pdf) is as effective as executing and delivering this Agreement in the presence of the other Parties. This Agreement is effective upon delivery to (a) the Buyer of an executed counterpart from the Seller, the Seller Stockholders and the Seller Representative and (b) the Seller of an executed counterpart from the Buyer Parent and the Buyer Sub.

12.13. Conflict Waiver. Each Party waives (and will cause its Affiliates to waive) any conflicts that may arise in connection with, and will not challenge (and will cause its Affiliates not to challenge), claims of attorney-client privilege, attorney work product, or similar privilege or immunity with respect to: (a) the representation by Lathrop & Gage LLP of the Seller prior to or on the Closing Date in connection with any matter arising under, or relating to, this Agreement and the transactions contemplated by this Agreement; and (b) the representation by Lathrop & Gage LLP of the Seller Stockholders and the Seller Representative prior to, on or following the Closing Date in connection with any matter arising under, or relating to, this Agreement and the transactions contemplated by this Agreement (including in connection with any dispute between the Buyer with the Seller, any Seller Stockholder, the Seller Representative or any of their Affiliates following the Closing Date).

12.14. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Laws, (a) the provision will be fully severable, (b) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never comprised a part of this Agreement, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, and (d) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.

12.15. Press Releases and Public Announcements. The initial press release regarding the transactions contemplated by this Agreement will be a joint press release and thereafter the Seller will consult with the Buyer, and the Buyer will consult with the Seller, prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law, including any legal requirement or rules of any national securities exchange to which the Buyer is subject (provided that, to the extent legally permitted, the Buyer will give the Seller a reasonable opportunity to review and comment upon any such releases or announcements). Notwithstanding the foregoing, the Buyer will be permitted to make any required filings with any Governmental Authority (including any national securities exchange) with respect to the transactions contemplated by this Agreement, provided that, to the extent legally permitted, the Buyer will give the Seller a reasonable opportunity to review and comment upon any such filings.

12.16. Bulk Sales. Each Party agrees to waive compliance with Article 6 of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Transferred Assets are located to the extent that such Article 6 is applicable to the transactions contemplated hereby.

12.17. Post-Closing Cooperation.

(a) At any time or from time to time after the Closing, at the Buyer’s request and without further consideration, the Seller shall execute and deliver to the Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as the Buyer may reasonably deem necessary or desirable in order to transfer, convey and assign to the Buyer Sub, and to confirm the Buyer Sub’s title to, all of the Transferred Assets, and, to the full extent permitted by Law, to put the Buyer Sub in actual possession and operating control of the Transferred Assets and to assist the Buyer in exercising all rights with respect thereto.

(b) Upon the occurrence of the Closing and effective as of the Effective Time, the Seller hereby constitutes and appoints the Buyer Sub the true and lawful attorney of the Seller, with full power of substitution, in the name of the Seller or the Buyer Sub, but on behalf of and for the benefit of the Buyer: (i) to demand and receive from time to time any and all of the Transferred Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all proceedings that the Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Transferred Assets; and (iii) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (ii) as the Buyer shall deem desirable. The Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

(c) Following the Closing, and subject to applicable Law, privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Buyer Sub will afford the Seller and the Seller Stockholders and their respective counsel and accountants, and the Seller and the Seller Stockholders and their respective counsel and accountants will afford the Buyer Sub, during normal business hours and upon reasonable notice, reasonable access to the books, records and other data relating to the business formerly conducted by the Seller in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom and to access a reasonable amount of the time and attention of individual employees of the Buyer Sub after the Closing (so long as such access does not unreasonably interfere with performance of their duties for the Buyer) with respect to subject matters they are familiar with, to the extent that such access may be reasonably required by the requesting Party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement or the Ancillary Agreements, (iii) compliance with the requirements of any Governmental Authority, or (iv) in connection with any actual or threatened proceeding. Further, the Buyer Sub agrees for a period extending six (6) years after the Closing Date not to destroy or otherwise dispose of any books, records and other data included in the Transferred Assets unless the Buyer Sub shall first offer in writing to surrender such books, records and other data to the Seller and the Seller Stockholders and such other Parties shall not agree in writing to take possession thereof during the ten (10) Business Day period after such offer is made. Notwithstanding anything to the contrary contained in this paragraph, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with this paragraph shall be subject to applicable rules relating to discovery.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

AVON PRODUCTS, INC.

By:	/s/ Charles W. Cramb
Charles W. Cramb
Vice Chairman, Chief Finance and Strategy Officer

SD ACQUISITION LLC

By:	/s/ Richard Valone
Richard Valone
Vice President and Treasurer

SILPADA DESIGNS, INC.

By:	/s/ Gerald A. Kelly, Jr.
Gerald A Kelly, Jr., Chairman and Chief Executive Officer

SELLER REPRESENTATIVE:

/s/ Gerald A. Kelly, Jr.
GERALD A. KELLY, JR.

THE SELLER STOCKHOLDERS:

/s/ Gerald A. Kelly, Jr.
GERALD A. KELLY, JR.

/s/ Bonnie C. Kelly.
BONNIE C. KELLY

/s/ Teresa K. Walsh
TERESA K. WALSH

GERALD A. KELLY, JR. LIVING TRUST U/T/A DATED 12/6/2000, as amended and restated

By:	/s/ Gerald A. Kelly, Jr.
Gerald A. Kelly, Jr., Trustee

BONNIE C. KELLY LIVING TRUST U/T/A DATED 12/6/2000, as amended and restated

By:	/s/ Bonnie C. Kelly
Bonnie C. Kelly, Trustee

2007 TERESA K. WALSH GRAT U/T/A DATED DECEMBER 3, 2007

By:	/s/ Thomas J. Walsh
Thomas J. Walsh, Trustee

SCOTT G. KELLY IRREVOCABLE TRUST, U/A/D 12/27/06

By:	/s/ Gerald A. Kelly, Jr.
Gerald A. Kelly, Jr., Trustee

RYAN E. KELLY IRREVOCABLE TRUST, U/A/D 12/27/06

By:	/s/ Gerald A. Kelly, Jr.
Gerald A. Kelly, Jr., Trustee

KRISTIN J. KELLY IRREVOCABLE TRUST, U/A/D 12/27/06

By:	/s/ Gerald A. Kelly, Jr.
Gerald A. Kelly, Jr., Trustee

KELLY I IRREVOCABLE TRUST, U/T/A DATED MARCH 31, 2009

By:	/s/ Peter W. Brown
Peter W. Brown, Trustee

By:	/s/ Bonnie C. Kelly
Bonnie C. Kelly, Trustee

KELLY II IRREVOCABLE TRUST, U/T/A DATED MARCH 31, 2009

By:	/s/ Peter W. Brown
Peter W. Brown, Trustee

By:	/s/ Ruth J. Brackney
Ruth J. Brackney, Trustee

By:	/s/ Ryan Delka
Ryan Delka, Trustee